UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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☒	Definitive Proxy Statement
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FACTSET RESEARCH SYSTEMS INC.

 (Name of Registrant as Specified in its Charter)

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October 30, 2012

Dear Stockholder:

You are cordially invited to attend the Fiscal 2012 Annual Meeting of Stockholders of FactSet Research Systems Inc., which will be held at our corporate headquarters at 601 Merritt 7, Norwalk, Connecticut 06851 on Tuesday, December 18, 2012, at 3:00 p.m. Eastern Standard Time. I look forward to seeing you at the meeting.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.

Sincerely,

Philip A. Hadley
Chairman of the Board and Chief Executive Officer

FACTSET RESEARCH SYSTEMS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
December 18, 2012
3:00 p.m. Eastern Standard Time

Dear FactSet Research Systems Inc. Stockholder:

        The Fiscal 2012 Annual Meeting of Stockholders of FactSet Research Systems Inc. (“FactSet” or the “Company”), a Delaware corporation, will be held at the Company’s corporate headquarters at 601 Merritt 7, Norwalk, Connecticut 06851, on Tuesday, December 18, 2012, at 3:00 p.m. Eastern Standard Time for the following purposes:

1.	To elect three directors to the Board of Directors, each for a three-year term.

2.	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2013.

3.	To approve, by non-binding vote, the compensation of the Company’s named executive officers.

To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on October 22, 2012 are entitled notice of, and to vote at, this meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules again this year that allow FactSet to furnish these proxy materials, including its Annual Report on Form 10-K, to stockholders on the Internet. The Company believes that posting these materials on the Internet expedites stockholders’ receipt of the information that they need, while lowering the costs of printing and delivery and reducing the environmental impact of its Annual Meeting. The Company mailed to its stockholders of record and beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access these proxy materials, including FactSet’s Annual Report on Form 10-K, on the Internet, as well as how to vote by Internet and mail. The Proxy materials are also available for you to review online at http://www.proxyvoting.com/fds

To request and receive a free paper copy of the Proxy materials, please call 1-888-313-0164, or you may request a paper copy by email at shrrelations@cpushareownerservices.com, or by logging onto http://www.proxyvoting.com/fds. If you have Internet access, FactSet encourages you to record your vote on the Internet. It is convenient and saves on printing costs.

As a stockholder of FactSet, your vote is important. Whether or not you plan to attend the annual meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented.

BY ORDER OF THE BOARD OF DIRECTORS

Rachel R. Stern
Senior Vice President, General Counsel and Secretary
Norwalk, Connecticut
October 30, 2012

FACTSET RESEARCH SYSTEMS INC.
601 Merritt 7
Norwalk, Connecticut 06851
PROXY STATEMENT

THE PROXY STATEMENT AND ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE AT:
http://www.proxyvoting.com/fds

Purpose of Meeting
The Board of Directors of FactSet Research Systems Inc. (“FactSet” or the “Company”) delivers this Proxy Statement and voting instructions, in connection with the solicitation of proxies which will be voted at the Annual Meeting of Stockholders of FactSet (the “Meeting”). The Meeting will be held at 3:00 p.m. Eastern Standard Time on Tuesday, December 18, 2012, at 601 Merritt 7 Norwalk, Connecticut 06851, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement was made available to FactSet’s stockholders on October 30, 2012. The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

Record Date and Share Ownership
The only outstanding voting security of FactSet is its common stock, $0.01 par value per share. Stockholders of record at the close of business on October 22, 2012 will be entitled to vote at the Meeting on the basis of one vote for each share of FactSet common stock held. On October 22, 2012, there were 44,259,635 shares of FactSet common stock outstanding.

Submitting and Revoking Your Proxy
If you complete and submit your proxy, the persons named as proxies will follow your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote your shares as follows:

1.	To elect three directors to the Board of Directors, each for a three-year term.

2.	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2013.

3.	To approve the compensation of the Company’s named executive officers.

In addition, if other matters are properly presented for voting at the Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. FactSet has not received notice of other matters that may be properly presented for vote at the Meeting. Your stockholder vote is important. Stockholders of record may vote their proxies by Internet, telephone or mail. Stockholders who execute proxies may revoke them at any time before they are exercised by written notice to the Secretary of the Company at or prior to the Meeting by timely delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. The cost of the solicitation of proxies will be borne by FactSet.

Expenses of Solicitation
FactSet will bear the entire cost of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card, the Company’s 2012 Annual Report on Form 10-K and any additional solicitation material that FactSet may provide to stockholders which is estimated at approximately $115,000. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding”, reduces multiple mailings to your household and also reduces the Company’s printing and postage costs. If you have any questions or wish to receive additional copies of FactSet’s Proxy Statement or Annual Report, please contact the Company’s Investor Relations Department at 1-203-810-1000. The mailing address is 601 Merritt 7, Norwalk, Connecticut 06851 and its website address is http://investor.factset.com.

Availability of FactSet’s Annual Report on Form 10-K
FactSet will mail without charge and upon written request, a copy of the Company’s Fiscal 2012 Annual Report on Form 10-K, including the consolidated financial statements, schedule and list of exhibits. Requests should be sent to: FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851, Attn: Investor Relations. The Company’s Annual Report on Form 10-K is also available at http://investor.factset.com.

INFORMATION ABOUT THE 2012 ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?
The Board of Directors of  the Company is asking for your proxy for use at the Annual Meeting of the Company, to be held at its corporate headquarters at 601 Merritt 7 Norwalk, Connecticut 06851 on Tuesday, December 18, 2012 at 3:00 p.m. Eastern Standard Time, and at any adjournment or postponement of the Meeting. As a stockholder, you are invited to attend the Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What is a proxy?
A proxy is another person you authorize to vote on your behalf. FactSet asks stockholders to instruct the proxy how to vote so that all common shares may be voted at the Meeting even if the holders do not attend the Meeting.

Who is soliciting my vote?
The Board of Directors of the Company is soliciting your vote.

When were the enclosed solicitation materials first given to stockholders?

FactSet initially mailed to stockholders of the Company the proxy statement, proxy card and notice on November 6, 2012.

What is the purpose of the Meeting?
You will be voting:
•	To elect three directors to the Board of Directors, each for a three-year term;
•	To ratify the appointment of the accounting firm of PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2013;
•	To conduct an advisory vote on the Company’s executive compensation; and
•	To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

What are the Board of Director’s recommendations?
 The Board recommends a vote:
•	“FOR” the election of the director nominees named in this proxy statement;
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as FactSet’s independent registered accounting firm for the year ended August 31, 2013; and
•	“FOR” the approval of the fiscal 2012 compensation awarded to the Company’s named executive officers; and

How do I vote?
For stockholders whose shares are registered in their own names, as an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, it provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those stockholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct. If your proxy card is properly completed and received, and if it is not revoked, before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR the election of each of the director nominees listed (Proposal 1), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2013 (Proposal 2), and FOR the approval of the fiscal 2012 compensation awarded to the Company’s named executive officers (Proposal 3). To the Company’s knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

If your shares are held in a brokerage account, you should receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card. Without your instructions, your broker or nominee is permitted to use its own discretion to vote your shares on certain routine matters, such as ratification of the Company’s independent registered public accounting firm (Proposal 2). Brokers are not permitted to vote your shares in non-routines matters unless you provide instructions to your broker on how to vote your shares.

How many votes does it take to pass each matter?

If a quorum is present at the meeting, the approval of each proposal requires the number of votes described below:
•
The three nominees for election as directors of the Company who receive the highest number of “FOR” votes cast at the meeting (either in person or by proxy) will be elected as directors. This is referred to as “plurality” approval.

•
Ratification of the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ended August 31, 2013 requires that a majority of the votes cast at the meeting (either in person or by proxy) be voted “FOR” this proposal.

•
The approval of a resolution approving the compensation of FactSet’s named executive officers as disclosed in this proxy statement is an advisory vote; however, the Company values the opinions of its stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Who is entitled to vote at the Meeting and how many votes do they have?
Only holders of record of FactSet common stock at the close of business on October 22, 2012 will be entitled to vote at the Meeting. Each share has one vote. On October 22, 2012, there were 44,259,635 shares of FactSet common stock outstanding.

Who can attend the Meeting?
All stockholders as of October 22, 2012, or their duly appointed proxies, may attend the Meeting. In order to be admitted to the Meeting, a stockholder must own Company stock on the Record Date. If your shares are held in the name of a broker, bank, custodian, nominee, or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the Meeting.

What is a quorum of stockholders?
If a majority of the shares outstanding and entitled to vote on the Record Date are present, either in person or by proxy, the Company will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against, withhold, or abstain from voting on a proposal will be counted as present in determining whether there is a quorum. If a broker, bank, custodian, nominee, or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, and if it has not received instructions from the beneficial owners of such shares as to how to vote on such matters, the shares held by that record holder will not be voted on such matter (referred to as “broker non-votes”) but will be counted as present for purposes of determining whether there is a quorum. Since there were 44,259,635 shares of common stock outstanding on October 22, 2012, the presence of holders of 22,129,818 shares is a quorum. FactSet must have a quorum to conduct the Meeting.

Vote Tabulation
Under the Delaware General Corporation Law, the election of FactSet’s Directors requires a plurality of the votes represented in person or by proxy at the Meeting and the ratification of the selection of independent public auditors requires that the votes in favor exceed the votes against. Computershare Shareowner Services will tabulate votes cast by proxy or in person at the Meeting. If you abstain from voting on any or all proposals you will be included in the number of stockholders present at the Meeting for the purposes of determining the presence of a quorum. Under the rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), brokers holding stock for the accounts of their clients who have not been given specific voting instructions as to a matter by their clients may vote their clients’ proxies at their own discretion.

How are abstentions and broker non-votes treated?
Abstentions are considered votes cast and thus will have the same effect as votes against each of the matters scheduled to be voted on at the Annual Meeting, except the proposal to determine the frequency of future stockholder advisory votes regarding compensation awarded to named executive officers. Abstentions will have no effect on the outcome of that proposal.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute broker non-votes. Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2013. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

What does it mean if I receive more than one proxy card or instruction form?
If you receive more than one proxy card or instruction form, it means that you have multiple accounts with FactSet’s transfer agent and/or a broker or other nominee or fiduciary or you may hold your shares in different ways or in multiple names (e.g., joint tenancy, trusts, and custodial accounts). Please vote all of your shares.

How do I revoke my proxy and change my vote prior to the Meeting?
If you submit the enclosed proxy card, you may change your vote at any time before voting takes place at the Meeting. You may change your vote in one of four ways: (1) You may deliver to the Secretary of FactSet Research Systems Inc., Rachel Stern, 601 Merritt 7, Norwalk, Connecticut 06851, a written notice dated later than the proxy you want to revoke, stating that the proxy is revoked, (2) you may complete and send in another proxy card or voting instruction form with a later date, (3) you may attend the Meeting and vote in person, or (4) for shares you hold beneficially or in street name, you may change your vote by submitting a later dated voting instruction form to your broker or other nominee or fiduciary, or if you obtained a legal proxy form giving you the right to vote your shares, by attending the Meeting and voting in person.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?
Pursuant to the notice and access rules adopted by the SEC, the Company is making this Proxy Statement and its Annual Report on Form 10-K available to its stockholders over the Internet. As a result, unless you have previously requested electronic access to FactSet’s proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and Annual Report on Form 10-K over the Internet, how to request a printed or e-mail copy of these materials and how to vote by Internet and mail. The Company will mail the Notice of Internet Availability of Proxy Materials on or about November 6, 2012. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares. In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save the Company the cost of printing and mailing documents to you and will reduce the impact of its annual meetings on the environment. If you choose to receive future proxy materials electronically, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most FactSet stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record - If your shares are registered directly in your name with the Company’s transfer agent, Computershare Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by FactSet. As the stockholder of record, you have the right to grant your voting proxy directly to FactSet or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, FactSet has enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone.

Beneficial Owner - If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of the Company’s stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

FactSet will present three proposals at the Fiscal 2012 Annual Meeting of Stockholders. The Company has described in this proxy statement all the proposals expected to be made at the Annual Meeting. If the Company or a stockholder properly presents any other proposal at the Meeting, FactSet will, to the extent permitted by applicable law, use your proxy to vote your shares of FactSet common stock on the proposal in its best judgment.

Proposal 1: Election of Directors

Stockholders will elect three directors at the Annual Meeting of Stockholders. Three directors will hold office for a term not exceeding three years or until a successor is elected and qualified. Your proxy will be voted in favor of those persons to serve as directors, unless you indicate to the contrary on the proxy.

Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) to fill any vacancy. Business experience and qualifications on these nominees and the other members of the Board of Directors is presented beginning at page 8 of this Proxy Statement under the caption “Business Experience and Qualification of Board Members.”

FactSet’s Board recommends that Scott A. Billeadeau, Philip A. Hadley and Joseph R. Zimmel each be elected to serve a three-year term expiring in concurrence with the Annual Meeting of Stockholders for fiscal year 2015.

Proposal 2:  Ratification of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP was the independent auditing firm of FactSet’s consolidated financial statements for fiscal 2012. Representatives of PricewaterhouseCoopers LLP will be at the Meeting to respond to appropriate questions and make a statement should they desire to do so. In addition to performing the audit services for fiscal 2012, FactSet also retained PricewaterhouseCoopers LLP to perform non-audit services during the year.

Independent Registered Public Accounting Firm’s Fees and Services
The aggregate fees billed by PricewaterhouseCoopers LLP in connection with audit and non-audit services rendered for fiscal 2012 and 2011 were as follows:

	2012	2011
Audit fees (1)	$491,369	$461,705
Audit-related fees (2)	-	-
Tax fees (3)	117,866	104,598
All other fees (4)	2,700	2,615
Total	$611,935	$568,918

(1)
Represents fees for professional services rendered for the integrated audit of FactSet’s annual consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports on Form 10-Q and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

(2)
Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of FactSet’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees were for services related to tax consulting and planning services.

(4)	All other fees represent fees for services provided to FactSet which are otherwise not included in the categories above. These fees primarily consist of licensing accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has determined that the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining the independence of PricewaterhouseCoopers LLP. During 2012, all professional services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with this policy.

Audit Partner and Audit Firm Rotation
The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthen the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel and the Audit Committee’s practices restricting non-audit engagements of the independent auditor, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee continuously evaluates the independence and effectiveness of the independent auditor and its personnel and the cost and quality of its audit services. The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and the Company’s stockholders are receiving the best audit services available.

Auditor Independence
As noted in the Audit Committee Charter and in the Audit Committee Report presented on page 14, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

FactSet’s Board recommends that you vote to ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2013.

Proposal 3:   Advisory Vote on the Fiscal 2012 Compensation of the Company’s Named Executive Officers

As required by Section 14A of the Securites and Exchange Act of 1934, FactSet is seeking an advisory, non-binding stockholder vote with respect to compensation awarded to its named executive officers.

As discussed in the Compensation Discussion and Analysis, the Company designs its compensation programs to maintain a performance and achievement-oriented environment throughout the Company.  FactSet’s compensation programs are overseen by the Company’s Compensation Committee and reflect its philosophy to pay all employees, including the named executive officers, in ways that support the following primary business objectives:

•	Provide appropriate incentives for both individual and business performance.

•	Link the long-term financial interests of key employees and FactSet’s stockholders via stock-based incentives.

•	Maintain executive compensation at levels relative with other members of senior management.

•	Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.

Required Vote
FactSet is asking its stockholders to indicate their support for the compensation awarded to its named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on FactSet’s named executive officer compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, the Company asks its stockholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2012 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related notes and narrative.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or its Board. The Company’s Board and its Compensation Committee value the opinions of the stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

FactSet’s Board Recommends an Advisory Vote FOR the Compensation of the
Named Executive Officers as Disclosed in the Proxy Statement.

CORPORATE GOVERNANCE
Board Leadership Structure
The Board believes that the Company’s stockholders are best served if the Board retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. Accordingly, the Company’s Corporate Governance Principles provide that the Board may combine or separate the roles of the Chief Executive Officer and Chairman, as it deems advisable. The Board of Directors believe that Philip Hadley’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of FactSet and its stockholders. Mr. Hadley possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing FactSet, and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. His combined role enables decisive leadership, ensures clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to FactSet’s stockholders, employees, clients and users.

The Company’s current certificate of incorporation and bylaws provide that the Chairman of the Board of Directors may be an employee or officer of FactSet. On September 5, 2000, FactSet’s Board of Directors unanimously appointed Philip Hadley as Chairman of the Board of Directors.

Each of the directors other than Philip Hadley and Michael DiChristina, are independent (see “Director Independence”), and the Board believes that the independent directors provide effective oversight of management. In addition, on September 19, 2005, the Board of Directors appointed James J. McGonigle as the Company’s Lead Independent Director. As Lead Independent Director, Mr. McGonigle’s responsibilities include:

•	Coordinating and moderating executive sessions of the Board of Directors’ independent directors.

•
Advising the Chairman of the Board of Directors as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties.

•	Confirming the agenda with the Chief Executive Officer for meetings of the Board of Directors.

•	Holding regular update sessions with the Chairman of the Board of Directors.

•	Acting as the principal liaison between the independent directors and the Chairman of the Board of Directors on sensitive issues.

•	Performing such other duties as the Board of Directors may from time to time delegate to the Lead Independent Director to assist the Board of Directors in the fulfillment of its responsibilities.

The Board believes that these responsibilities appropriately and effectively complement FactSet’s combined Chairman/Chief Executive Officer structure. Although the Board currently believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, FactSet’s Corporate Governance Guidelines do not establish this approach as a policy.

Business Experience and Qualification of Board Members
The following discussion presents information about the persons who comprise FactSet’s Board of Directors, including the three nominees for election.

Robin A. Abrams, Director.  Ms. Abrams, age 61, has served on the Board since 2011, but has not yet been appointed to any of the Board committees. Ms. Abrams is a private investor who currently serves as a member of the board of directors of Unwired Planet, Inc. (formerly known as Openwave Systems, Inc.), a global software innovator delivering all-Internet protocol mediation and messaging solutions, HCL Technologies Ltd., a global offshore IT and software development company, Sierra Wireless, Inc., a leader in the design and delivery of customized connected lifestyle devices and services and Lattice Semiconductor Corporation, the source for innovative FPGA, PLD, programmable Power Manager and Clock Management solutions. In addition, Ms. Abrams serves on the board of trustees for the Anita Borg Institute for Women and Technology. From August 2006 to January 2007, Ms. Abrams served as Interim CEO of ZILOG, Inc., a provider of integrated microcontroller products, where she also served as a director fro 2004 to 2010. From July 2004 to July 2006, she served as Chief Executive Officer of Firefly Communications, Inc., a company with a range of mobile products that address the youth market. From September 2003 to July 2004, Ms. Abrams was President of Accenture’s Connection to eBay unit, a company which provides mid- and large-sized retailers, manufacturers and distributors with a cost effective channel for selling large volumes of inventory, where she also served as a consultant from May 2003 to September 2003. From May 2001 to January 2003, Ms. Abrams served as President and Chief Executive Officer of BlueKite, a leading provider of bandwidth optimization software for wireless operators. In addition to leading several start-ups, Ms. Abrams was president and CEO of Palm Computing, Inc, where she launched the Palm V and Palm VII. Prior to Palm, she was President and CEO of VeriFone, the global leader in debit/credit card authorization solutions. Ms. Abrams also held key executive positions at Apple. As managing director of Apple Asia, she helped open the Chinese and Indian markets to Apple products, and subsequently became president of Apple Americas. Previously, Ms. Abrams held senior product marketing positions at Norwest Bank (Wells Fargo) and Unisys. She received her BA in political science and history and her JD from the University of Nebraska. Her current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2014.

Ms. Abrams brings to the Board a wealth of experience at technology companies, which FactSet hopes to leverage to enhance its own development processes. She has seen how several highly successful technology companies stay ahead of the competition through properly planning their product development strategy. Her previous experiences as an executive officer at several technology companies makes Ms. Abrams an important resource for the Board as it assesses financial and strategic decisions.

Scott A. Billeadeau, Director.  Mr. Billeadeau, age 51, is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2015. He is the Chairman of the Audit Committee and has served on the Board since 2001. He is a business consultant and former Managing Director of Small-cap and Mid-cap Growth Strategies at Fifth Third Asset Management (“Fifth Third”). Prior to working at Fifth Third between March 2003 and October 2012, Mr. Billeadeau was a Principal, Founder and Senior Portfolio Manager with Paladin Investment Associates, LLC (“Paladin”). He spent eight years managing over $2 billion in small-cap and mid-cap assets for Bank of America and Nations Bank before co-founding Paladin in December 2000. Mr. Billeadeau began his career in 1985 with American Express Financial Advisers, previously IDS Financial Services, Inc., where he was a quantitative analyst. Mr. Billeadeau received a B.A. in Economics from Princeton University and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Mr. Billeadeau provides to the Board of Directors expertise in corporate finance, accounting and strategy, including experience gained as the Managing Director of Fifth Third, a public company and Paladin. Through this experience, he has developed expertise in several valued areas including strategic development, business development and finance. Mr. Billeadeau also brings a background in organizational leadership and management, and experience serving as a director for two privately-held companies. His experience in the financial industry has provided him experience as an outside board member and audit committee member.

           Michael F. DiChristina, Director.  Mr. DiChristina, age 50, has served on the Board since 2000. He joined FactSet in 1986 as a Software Engineer and held the position of Director of Software Engineering from 1990 to 1999. In 2000, Mr. DiChristina assumed the role of President and Chief Operating Officer until stepping down on October 1, 2009. He continues to be a FactSet employee and serves on the Company’s Board of Directors. Prior to joining FactSet, Mr. DiChristina was a Software Engineer at Morgan Stanley & Co. Mr. DiChristina received a B.S. in Electrical Engineering from Massachusetts Institute of Technology. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2014.

Mr. DiChristina has leadership and management experience as the President and Chief Operating Officer of FactSet from September 2000 to October 2009. His management and operational expertise is accompanied by engineering industry background and technology acumen. Mr. DiChristina brings to the Board of Directors skill in the development of information technology combined with software engineering. His background in software engineering is complemented by his knowledge of FactSet, its financial position and its industry, which he developed in part through his service as FactSet’s President and Chief Operating Officer.

Philip A. Hadley, Chairman of the Board of Directors, Chief Executive Officer and Director.  Mr. Hadley, age 50, is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2015. He has served on the Board since 2000 and was named Chairman and Chief Executive Officer of FactSet on September 5, 2000. Mr. Hadley joined FactSet in 1985 as a Consultant. From 1986 to 1989, Mr. Hadley was the Company’s Vice President, Sales. From 1989 to 2000, Mr. Hadley was Senior Vice President and Director of Sales and Marketing with FactSet. Prior to joining the Company, Mr. Hadley was employed by Cargill Corporation. He currently serves as a member of the board of advisors of Kum & Go. Mr. Hadley received a B.B.A. in Accounting from the University of Iowa and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Mr. Hadley has led FactSet since September 2000, more than 12 years. Since his appointment as Chief Executive Officer, FactSet’s annual revenues have grown from $134 million in fiscal 2000 to $806 million in fiscal 2012. As Chairman and Chief Executive Officer, Mr. Hadley brings to the Board of Directors his thorough knowledge of FactSet’s business, strategy, people, operations, competition and financial position. He provides recognized executive leadership and vision. In addition, Mr. Hadley brings with him a global network of client and industry relationships.

Joseph E. Laird, Jr., Director. Mr. Laird, age 67, is the Chairman of the Compensation Committee and has served on the Board since 1993. He serves as Managing Director of Petsky Prunier LLC. From 1999 to 2009, he served as Chairman and Chief Executive Officer of Laird Squared LLC, an investment banking company that he formed in January 1999, exclusively to serve the database information services industry. From 1989 to 1999, Mr. Laird was a Managing Director of Veronis, Suhler & Associates, a leading specialty merchant bank that serves the media and information industries. From 1982 to 1989, he was an institutional equity salesman and a senior securities analyst of database information services for Hambrecht & Quist. From 1975 to 1982, Mr. Laird was an institutional equity salesman and investment strategist for PaineWebber Mitchell Hutchins. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2013.

Mr. Laird brings to the Board of Directors leadership experience, including service as the Chief Executive Officer of an investment banking company. This role has required industry knowledge combined with operational and management expertise. Mr. Laird also has experience as an outside director for two separate public companies in the past eleven years.

                   James J. McGonigle, Director.  Mr. McGonigle, age 49, has served on the Board since 2002 and is the Chairman of the Nominating and Corporate Governance Committee and is a member of the Compensation Committee. On September 19, 2005, he was named the Lead Independent Director. Mr. McGonigle serves as an adjunct professor at Georgetown University and was the former Chairman and Chief Executive Officer of The Corporate Executive Board Company (“CEB”). Mr. McGonigle was a special advisor to the Board of CEB between January 2008 and May 2009. He served as the Director and non-Executive Chairman of the Board of CEB from July 2005 until January 2008. From July 1998 until July 2005, Mr. McGonigle served as CEB’s Chief Executive Officer. From October 1997 until July 1998, Mr. McGonigle was CEB’s General Manager, and from 1995 until October 1997, he was the General Manager of the corporate division of The Advisory Board Company. From 1990 to 1995, Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company, an independent consulting firm. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2013.

Mr. McGonigle brings to the Board of Directors leadership experience, including service as the Chief Executive Officer of a public company for over seven years. This role required industry knowledge combined with operational and management expertise. In addition, Mr. McGonigle brings to the Board of Directors market and corporate governance insights from his experience as an outside public company board member.

                   Walter F. Siebecker, Director.  Mr. Siebecker, age 71, has served on the Board since 1997 and is a member of the Audit Committee and the Compensation Committee. Mr. Siebecker serves as President of Burgess Consulting LLC with a background in retail and institutional investment services in the domestic and global markets. He is currently a Director of qval, Inc., a provider of data management solutions and valuation services to global investors of both privately held and publicly traded companies. Mr. Siebecker is a former member of the Board of Directors of Smith Barney Inc and the National Securities Clearing Corporation. During his time with Smith Barney, he served on the Board of the Securities Industry Association-Operations Division and its various committees and served for a year as its President. The directorship of each of these firms include memberships on their Audit, Compensation, and Nominating and Governance committees. During his directorship at FactSet, Mr. Siebecker completed the Columbia University Corporate Director Program and the Duke University Corporate Directors Institute Program. Mr. Siebecker received a B.B.A in Finance & Investments from the Zicklin School of Business at Baruch College. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2014.

With his many years of experience leading banking and financial services companies, Mr. Siebecker contributes financial management and strategy expertise. Mr. Siebecker has leadership experience, including service as an outside board member of companies in retail and institutional investment services in the domestic and global markets. He provides valuable market perspective as current President of a consulting firm in the industry as well as expertise in finance, strategy and operations. His employment in the financial industry has provided him experience as an outside board member and audit committee member.

            Charles J. Snyder, Vice Chairman of the Board of Directors and Director.  Mr. Snyder, age 70, has been a Director of FactSet since its formation in 1978 and is currently a member of the Nominating and Corporate Governance Committee. He is a co-founder of FactSet and retired as President and Chief Technology Officer of the Company on August 31, 1999. At that time he became Vice Chairman of the Board and agreed to continue as a consultant for three years to FactSet’s engineering and technology groups. In conjunction with FactSet’s announcement of Howard Wille’s retirement as Chief Executive Officer of FactSet effective May 22, 2000, Mr. Snyder was named FactSet’s interim Chief Executive Officer. Mr. Snyder acted as interim Chief Executive Officer of FactSet until September 5, 2000, at which time Philip A. Hadley was named Chairman and Chief Executive Officer. From 1964 to 1977, Mr. Snyder worked for Faulkner, Dawkins & Sullivan, Inc., eventually becoming Director of Computer Research, a position he retained with Shearson Hayden Stone, Inc. after its acquisition of Faulkner, Dawkins & Sullivan, Inc. in 1977. His current Board term expires in concurrence with the Annual Meeting of Stockholders for fiscal 2013.

As a co-founder of FactSet, Mr. Snyder contributes a financial and technology development background. He brings to the Board of Directors strategy and leadership skills from his experience as a public company executive. Mr. Snyder’s roles at FactSet required industry expertise combined with operational and global management expertise.

Joseph R. Zimmel, Director. Mr. Zimmel, age 59, is nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders for fiscal 2015.  He is a member of the Audit Committee and the Nominating and Corporate Governance Committee and has served on the Board since 2007.  He is a financial consultant and retired Managing Director of Goldman, Sachs & Co. From December 2001 until November 2002, Mr. Zimmel served as an Advisory Director to the Goldman Sachs Group. In the investment banking division at Goldman, Sachs & Co., Mr. Zimmel held the position of Managing Director of the Communications, Media & Entertainment Group for the Americas from 1999 to 2001, after acting as a Managing Director and a co-head of the group from 1992 to 1999. In addition to his appointment to FactSet’s Board of Directors, Mr. Zimmel serves as a member of the Board of Directors of Century Link, Inc.

Mr. Zimmel’s background in finance and advisory roles is complemented by his knowledge of FactSet and its industry. His contributions are augmented by his experience serving as an outside director of a public company and multiple private companies. In addition, Mr. Zimmel’s employment at Goldman, Sachs & Co., including service in senior leadership positions, brings a valued perspective to the Board of Directors and to the Audit Committee.

Director Independence
On October 25, 2012, the Company’s Board of Directors reviewed the independence of its Directors under the applicable standards of the New York Stock Exchange and the NASDAQ Stock Market (“NASDAQ”). Each Director, other than Messrs. Hadley and DiChristina, qualifies as “independent” in accordance with those published listing requirements. The independent Directors constitute a majority of the Directors of the Company. Mr. McGonigle serves as the Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee. He presides over executive sessions of the non-management Directors. The independent Directors meet at least four times annually after the end of each scheduled quarterly meeting of the Board of Directors.

Board Responsibilities and Structure
FactSet’s Board of Directors has adopted corporate governance guidelines which help govern the Company. You can access these corporate governance guidelines, along with each of its Board Committee charters, at the Corporate Governance Highlights page of the Investor Relations section of the Company’s website at http://investor.factset.com or request a free copy by contacting Investor Relations at FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851. Directors are expected to attend regularly and participate in meetings of the Board and of committees on which the Director serves. The Company does not have a policy with regard to Directors’ attendance at annual stockholder meetings. The Company’s Board of Directors met five times during fiscal 2012, four of which were regularly scheduled quarterly meetings.

Board Committees and Meetings
With the election of Robin A. Abrams by vote at the Company’s 2011 Annual Meeting of Stockholders held on December 13, 2011, the number of Board of Directors increased from eight to nine directors. The Company’s Board of Directors has the following three standing committees: (1) an Audit Committee, (2) a Compensation Committee and (3) a Nominating and Corporate Governance Committee. Each of the committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on FactSet’s website at http://investor.factset.com. The Board delegates various responsibilities and authority to different Board Committees. Committees regularly report on their activities and actions to the full Board. All Directors attended 100% of the regular meetings of the Board and at least 75% of other meetings of the full Board. All Directors who served on committees of the Board attended 75% or more of the meetings of the committees on which they served during fiscal 2012.

The following table identifies the committee members as of October 30, 2012.
Committee Name
Independent Directors	Audit	Compensation	Nominating and Corporate Governance
Robin A. Abrams*
Scott A. Billeadeau**	Chairperson
Joseph E. Laird, Jr.		Chairperson
James J. McGonigle***		Member	Chairperson
Walter F. Siebecker	Member	Member
Charles J. Snyder			Member
Joseph R. Zimmel	Member		Member

* Ms. Abrams was not yet been appointed to serve on any of the committees of the Board as of October 30, 2012
** Financial Expert
*** Lead Independent Director

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight review of FactSet’s internal and external financial reporting processes. Its primary responsibilities include: meeting with financial management and the independent auditors to review FactSet’s system of internal controls; assessing the quality of FactSet’s accounting principles and financial reporting; reviewing the external audit process as conducted by FactSet's independent auditors; reviewing the financial information provided to stockholders and other external parties; and preparing the report of the Audit Committee included in the definitive proxy statement on a yearly basis. The Board has determined that Mr. Billeadeau qualifies as the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Board has also determined that each member of the Audit Committee is independent under the standards of the New York Stock Exchange and NASDAQ and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Audit Committee met five times during fiscal 2012.

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established categories and budgets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or, by any member of the Audit Committee pursuant to delegated authority. Any pre-approvals by an Audit Committee member pursuant to this delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee may not delegate pre-approval authority to management.

Compensation Committee. The primary responsibilities of the Compensation Committee are to review and approve the compensation policies for the Chief Executive Officer and other key executive officers of the Company, oversee the Company’s administration of its equity-based compensation policies, approve grants of share-based awards to officers and employees of the Company under its option plans, establish annual performance goals for the Company’s principal executive officers and assess the quality of the performance of those executive officers. No fees were paid to compensation consultants by FactSet because no consulting services were provided to the Board or Compensation Committee related to executive or Director compensation during fiscal 2012. The Compensation Committee met three times during fiscal 2012.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee reviews the qualifications of candidates for nomination as Directors, makes recommendations to the Board regarding prospective nominees to the Board, issues recommendations to the Board regarding corporate governance issues and, as appropriate, assists in succession planning for senior management of FactSet. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written communications to FactSet’s Secretary. Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors is composed of a diverse group of leaders. The Board of Directors encourages selection of Directors who will contribute to FactSet’s overall corporate goals: responsibility to its stockholders, technology leadership, effective execution, high client satisfaction and superior employee working environment. The Nomination and Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints, personal background and diversity of skills in finance, technology, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board at that time. The description of each nominee set forth in the “Business Experience and Qualification of Board Members” section above includes the primary individual experience, qualifications, attributes and skills of each of the Company’s Directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time. The Nominating and Corporate Governance Committee met once during fiscal 2012 and all members of the Committee attended.

The Role of the Board in Risk Oversight
The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks. These areas of focus include strategic, operational, financial and reporting, succession and compensation, compliance and other risks. The Board and its committees oversee risks associated with their respective areas of responsibility, as summarized above.

The Company believes that risk is inherent in innovation and the pursuit of long-term growth opportunities. FactSet’s management is responsible for day-to-day risk management activities. The Board of Directors, acting directly and through its committees, is responsible for the oversight of FactSet’s risk management. With the oversight of the Board of Directors, FactSet has implemented practices designed to help manage the risks to which it is exposed to in its business and to align risk-taking appropriately with efforts to increase stockholder value. FactSet’s management evaluates enterprise risk and has implemented controls and procedures designed to work across the business to identify, assess, govern and manage risks and FactSet’s response to those risks. These procedures include quarterly global risk reviews by members of senior management at Board meetings, as well as a senior management committee that focuses on risk management-related topics.

The Audit Committee, which oversees FactSet’s financial and risk management policies, receives regular reports on risk and internal controls from management tasked with the internal audit function. As part of the overall risk oversight framework, other committees of the Board of Directors also oversee certain categories of risk associated with their respective areas of responsibility. For example, the Principal Financial Officer and Principal Accounting Officer oversee matters related to risk management policies and programs addressing currency and interest rate risk. The Compensation Committee oversees compensation-related risk management, as discussed further above and in the Compensation Discussion and Analysis.

Each committee reports on its activities to the full Board of Directors at each regular meeting of the Board. In addition, the Board of Directors participates in regular discussions among the Board and with FactSet’s senior management of many core subjects, including strategy, operations, finance, and legal and public policy matters, in which risk oversight is an inherent element. The Board of Directors believe that the leadership structure described above under “Board Leadership Structure” facilitates the Board’s oversight of risk management because it allows the Board, with leadership from the Lead Independent Director and working through its committees, including the independent Audit Committee, to participate actively in the oversight of management’s actions.

The following is a summary of the primary areas of risk oversight by Board committee:

Board/Committee	Primary Areas of Risk Oversight

Full Board
Strategic, financial and execution risks and exposures associated with the Company’s business strategy, product innovation and sales road map, policy matters, and other current matters that may present material risk to FactSet’s financial performance, operations, infrastructure, plans, prospects or reputation and acquisitions.

Audit Committee
Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, investment guidelines and credit and liquidity matters.

Compensation
Reviews the performance and development of FactSet’s management in achieving corporate goals and objectives and to assure that the Company’s executive officers are compensated effectively in a manner consistent with FactSet’s strategy, competitive practice, sound corporate governance principles and stockholder interests.

Nominating and Corporate Governance Committee	Risks and exposures associated with director and management succession planning, corporate governance, and overall board effectiveness.

Legal Proceedings
Over the past ten years, no Director or nominee has been involved in:
•	Legal proceedings, such as SEC securities fraud enforcement actions against any Director or nominee;
•	Judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business activity;
•	Judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; and
•	Disciplinary sanctions or orders imposed by a stock, commodities, or derivatives exchange or other self-regulatory organization.

Additional Corporate Governance Information
FactSet is committed to maintaining the highest standards of business conduct and corporate governance, which the Company believes are essential to running its business efficiently, serving its stockholders well and maintaining integrity in the marketplace.

Code of Business Conduct. The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, all other officers and the Company’s Directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at http://investor.factset.com on the Corporate Governance Highlights page of the Investor section. You may also request a copy of the Code of Business Conduct and Ethics by writing to Investor Relations, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851. Any amendment to the Code of Business Conduct and Ethics (other than technical, administrative or non-substantive amendments) and any waiver of a provision of the Code that applies to a member of FactSet’s Board or one of its executive officers will be promptly disclosed on the Corporate Governance Highlights page of the Investor section of its website.

Contacting the Board. Stockholders and other interested parties may contact the Board, the Lead Independent Director or non-management Directors as a group by sending their correspondence to: Board of Directors (or other appropriate group), c/o Corporate Secretary, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851; facsimile number: 1-203-810-1001; email address: Board@factset.com. The Corporate Secretary will review all communications and forward them to the Chairman of the Board or the Lead Independent Director, as appropriate. The Corporate Secretary may, however, filter out communications that do not relate to the Company’s business activities, operations or its public disclosures, but will maintain a record of these communications and make them available to the Chairman of the Board or the Lead Independent Director (solicitations will not be recorded or forwarded). Any communications received by the Chairman of the Board or Lead Independent Director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee to address these matters.

AUDIT COMMITTEE REPORT

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of FactSet’s financial reporting, accounting systems and controls. The Board has reviewed independence for audit committee members as defined in both the New York Stock Exchange and NASDAQ and has determined that each member of the Audit Committee met each listing’s standard. The Audit Committee has a direct line of communication with PricewaterhouseCoopers LLP, FactSet’s independent public accountants.

The responsibilities of the Audit Committee are set forth in its Charter which is available on the Company’s website at http://investor.factset.com. In fulfilling its responsibility, the Audit Committee discusses with the Company’s independent public auditors the overall scope and specific plans for their audit. The Audit Committee has reviewed FactSet’s audited consolidated financial statements for fiscal 2012 with management and with PricewaterhouseCoopers LLP. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting FactSet’s consolidated financial statements. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP matters such as the quality and acceptability of FactSet’s accounting principles as applied in its financial reporting, as required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Volume 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP concerning such auditors’ independence from FactSet and has discussed with PricewaterhouseCoopers LLP its independence, as required by the PCAOB. The Audit Committee recommended to the Board of Directors and the Board has approved the selection of the independent public auditors.

In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board of Directors and the Board has approved the inclusion of the audited consolidated financial statements for fiscal year ended August 31, 2012 in FactSet’s 2012 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Scott A. Billeadeau, Chairman
Walter F. Siebecker
Joseph R. Zimmel

DIRECTOR COMPENSATION

Director Compensation Program
The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. FactSet does not pay management directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation. Each non-employee Director is provided access to FactSet, at no charge, which allows them to utilize the Company’s suite of products and services.

For fiscal 2012, Director compensation consisted of:

Cash Compensation.
•	A $25,000 annual retainer paid quarterly.

•	An additional $2,500 annual retainer to each chairman of a Board Committee.

•	An additional $2,500 annual retainer to each Audit Committee member.

Equity Compensation.
The 2008 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) was ratified by the Company’s stockholders on December 16, 2008 and provides for the grant of share-based awards, including stock options, to non-employee directors of FactSet. A total of 250,000 shares of FactSet common stock have been reserved for issuance under the Plan. The expiration date of the Plan is December 1, 2018. The shares of FactSet common stock to be issued may be either authorized and unissued shares or shares held by the Company in its treasury. The Directors’ Plan provides for annual equity grants for each non-employee Director and greater flexibility to change the vesting schedule per option grant, modify the number of options granted on an annual basis and adjust the term of the grants.

Annual grant
Under the Directors’ Plan, the Compensation Committee may award an annual equity grant to each non-employee Director on or around January 15th of each year having an intended value of $65,000. The number of option shares to be granted in order to deliver this value will be determined on grant date using an option-pricing model. As such, the Compensation Committee recommended and the Board approved an annual equity grant of 2,622 non-qualified stock options to six non-employee Directors (excluding Ms. Abrams) on January 13, 2012. The exercise price was $87.26 per share, being equal to the closing price of the Company’s common stock on that date. The grant date fair value of this option grant was $390,000 or $65,000 per Director. The non-qualified stock options granted to Directors vest ratably at 20% per year over five years upon the anniversary date of each grant and expire seven years from the date the options were granted.

New Director one-time grant
New Directors may receive a one-time option grant, typically on or around January 15th after the new Director’s first annual meeting. At the recommendation of the Compensation Committee, Ms. Abrams was granted a new Director one-time grant of 5,244 stock options on January 13, 2012 at an exercise price of $87.26 and intended fair value of $130,000. The non-qualified stock options granted to Ms. Abrams vest ratably at 20% per year over five years upon the anniversary date of each grant and expire seven years from the date the options were granted.

Expenses.
The Company pays or reimburses Directors for travel, lodging and related expenses incurred in connection with attending Board, Committee and stockholder meetings and other Company business related events. From time to time, the Company may reimburse a Director’s expenses for his participation in third party-supplied continuing education related to the Director’s Board or Committee service.

Director Summary Compensation Table

The following table provides information as to compensation for services of the non-employee Directors during fiscal 2012.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Robin A. Abrams (2)	$20,833	$--	$130,000	$--	$--	$--	$150,833
Scott A. Billeadeau	$30,000	$--	$65,000	$--	$--	$--	$95,000
Joseph E. Laird, Jr.	$27,500	$--	$65,000	$--	$--	$--	$92,500
James J. McGonigle	$27,500	$--	$65,000	$--	$--	$--	$92,500
Walter F. Siebecker	$27,500	$--	$65,000	$--	$--	$--	$92,500
Charles J. Snyder	$25,000	$--	$65,000	$--	$--	$--	$90,000
Joseph R. Zimmel	$27,500	$--	$65,000	$--	$--	$--	$92,500

(1)
The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Share-Based Payment, (“ASC Topic 718”), of stock option awards issued during fiscal 2012 pursuant to the Directors’ Plan. For information on the valuation assumptions with respect to stock option grants, refer to the Note 15, Stock-based Compensation, in the notes to the consolidated financial statements contained in FactSet’s 2012 Annual Report on Form 10-K. There can be no assurance that these grant date fair values will be realized by the non-employee Directors. The actual gain that a non-employee Director may receive from exercising an option sometime in the future may be higher or lower than these reported amounts, and these options have value only if the price of the Company’s stock increases above the option’s exercise price. On January 13, 2012, FactSet granted 20,976 stock options to the Company’s non-employee Directors, including a one-time new Director grant of 5,244 stock options for Ms. Abrams, who was elected to FactSet’s Board of Directors on December 13, 2011. The exercise price was $87.26 per share, being 100% of the NYSE closing price of the Company’s common stock on that date. The grant date fair value of the option grants was $520,000. At August 31, 2012, the non-employee Directors had the following outstanding stock option awards, some of which were not fully or partially vested: Robin A. Abrams, 5,244 options; Scott A. Billeadeau, 35,941 options; Joseph E. Laird, Jr., 40,441 options; James J. McGonigle, 55,441 options; Walter F. Siebecker, 31,441 options; Charles J. Snyder, 40,441 options; Joseph R. Zimmel, 27,941 options.

(2)
On October 24, 2011, the Board of Directors of the Company elected Robin A. Abrams as a new director of FactSet. Ms. Abrams has not yet been appointed to serve on any of the Committees of the Board as of August 31, 2012. There are no arrangements or understandings between Ms. Abrams and any other persons pursuant to which Ms. Abrams was selected as a director. Ms. Abrams does not have a direct or indirect material interest in any currently proposed transaction to which the Company is to be party, nor has Ms. Abrams had a direct or indirect material interest in any such transaction since the beginning of fiscal 2012.

NOTE: Effective October 1, 2009, Michael F. DiChristina stepped down from his position as President and Chief Operating Officer of FactSet. He has been with FactSet since 1986 and will continue to serve on FactSet’s Board of Directors as an employee of the Company. As an employee of FactSet, Mr. DiChristina was paid total compensation of $106,460 in fiscal 2012. During each of the past three fiscal years, he did not receive compensation for his Board service. As of August 31, 2012, Mr. DiChristina had 14,708 stock options outstanding, of which 8,603 were exercisable. The weighted average exercise price of his stock options exercisable was $57.20, for a total in-the-money value of $301,704 at August 31, 2012.

Director Nominations

The Company has a standing Nominating and Corporate Governance Committee. A copy of the charter of the Nominating and Corporate Governance Committee may be found on the Company’s website at http://investor.factset.com on the Corporate Governance Highlights page of the Investor section. The members of the Nominating and Corporate Governance Committee are independent under the listing standards of the New York Stock Exchange and the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in written communications to FactSet’s Secretary prior to August 1 for the ensuing election. Any such communication must follow the guidelines set forth in the FactSet Research Systems Inc. Director Nominee Selection Policy, a copy of which may be found on the Corporate Governance Highlights page of the Investor section of the Company’s website. The policy lists selection criteria including integrity, professionalism and sound business judgment. The Nominating and Corporate Governance Committee will consider any nominee recommended by a stockholder in accordance with its policy under the same criteria as any other potential nominee.

The Nominating and Corporate Governance Committee will select nominees for directors pursuant to the following process:

•
Identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from directors and senior management, recommendations by stockholders and potentially a director search firm.

•
Review of each candidate’s qualifications by the Nominating and Corporate Governance Committee to determine which candidates best meets the Board’s required and desired criteria. The review of the nominee’s qualifications includes capabilities, availability to serve, conflicts of interest and other relevant factors. The Committee shall search for individuals as nominees with the highest personal and professional integrity, who shall have demonstrated strong ability and judgment and who shall be effective in serving the long-term interest of stockholders.

•	Interviews of an interested candidate by the Chairman of the Nominating and Corporate Governance Committee, at least one other committee member and the Chief Executive Officer.

•	Report to the Board by the Nominating and Corporate Governance Committee on the selection process.

•	Recommendation by the Nominating and Corporate Governance Committee of a nominee to the Board.

•
Formal nomination of the candidate by the Board for inclusion in the slate of directors for the annual meeting of stockholders or appointment by the Board to fill a vacancy between stockholder meetings.

For candidates proposed to it, the Nominating and Corporate Governance Committee requires: (i) the candidate’s full name, address, email and phone number; (ii) a verbal statement by the candidate that he or she wishes to be nominated and is willing and able to serve as a director; (iii) a verbal statement of the good faith belief by the proposing stockholder that the candidate meets the Company’s criteria, and (iv) such other written documentation as the Committee may request to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in the FactSet Bylaws, Corporate Governance Guidelines and the FactSet Research Systems Inc. Director Nominee Selection Policy, available on the Company’s website.

EXECUTIVE OFFICERS

The following table shows the Company’s executive officers at August 31, 2012:

Name of Officer	Age	Office Held with the Company	Officer Since
Philip A. Hadley	50	Chairman of the Board of Directors, Chief Executive Officer	2000
Peter G. Walsh	47	Executive Vice President, Chief Operating Officer	2005
Michael D. Frankenfield	47	Executive Vice President, Director of Global Sales	2001
Maurizio Nicolelli	44	Senior Vice President, Principal Financial Officer	2009
Kieran M. Kennedy	47	Senior Vice President, Director of Sales Operations	2002

Philip A. Hadley’s business experience is listed above in the section titled “Corporate Governance.”

Peter G. Walsh, Executive Vice President, Chief Operating Officer. Mr. Walsh joined the Company in 1996 as Vice President, Planning and Control within the Company’s Finance group. Mr. Walsh held the position of Vice President, Director of Finance from 1999 until 2001. From late 2001 to February 2005, Mr. Walsh occupied the position of Vice President, Regional Sales Manager of the U.S. Southeast Region. On March 1, 2005 he assumed the position of Chief Financial Officer and Treasurer. On October 1, 2009, Mr. Walsh was promoted to his current position as the Company’s Chief Operating Officer, where he is responsible for product development, content collection and software and systems engineering. Prior to joining FactSet, Mr. Walsh held several positions at Arthur Anderson & Co. Mr. Walsh received a B.S. in Accounting from Fairfield University. He has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Michael D. Frankenfield, Executive Vice President and Director of Global Sales. Mr. Frankenfield joined the Company in 1989 within the Consulting Services Group. From 1990 to 1994, Mr. Frankenfield held the position of Vice President, Sales with the Company. From 1995 to 2000 Mr. Frankenfield was Director of Investment Banking Sales with the Company. From 2000 until 2005, Mr. Frankenfield was Director of Sales and Marketing with FactSet and from September 2005 until August 2009, he was the Director of Investment Management Services. In August 2009, he was promoted to his current position as Director of Global Sales. Mr. Frankenfield received a B.A. in Economics and International Relations from the University of Pennsylvania and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Maurizio Nicolelli, Senior Vice President, Principal Finance Officer. Mr. Nicolelli joined FactSet in 1996 as the Senior Accountant and held the position of Chief Accountant from 1999 to 2001. Since 2002, he has served as Vice President and Comptroller of the Company. On October 1, 2009, Mr. Nicolelli was appointed to his current position as Senior Vice President, Principal Financial Officer. Prior to joining FactSet, he was employed at PricewaterhouseCoopers LLP. He holds a B.S. degree in Political Science from Syracuse University and an M.B.A. degree in Accounting from St. John's University. Mr. Nicolelli is a CPA licensed in the state of New York.

Kieran M. Kennedy, Senior Vice President and Director of Sales Operations. Mr. Kennedy joined the Company in 1990 within the Consulting Services Group. From 1993 to 1997, Mr. Kennedy held the position of Sales and Consulting Manager for the West Coast.  Mr. Kennedy was Director of Consulting from 1997 until his promotion to Director of Investment Banking and Brokerage Services in 2002. In August 2009, he assumed his current position as Director of Sales Operations. Prior to joining FactSet, Mr. Kennedy held a Currency Trading position at Goldman Sachs & Co. Mr. Kennedy received a B.A. in Economics from Syracuse University.

 COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) is responsible for administering FactSet’s executive compensation policies and practices. The Committee is comprised solely of independent directors and reports regularly to the Board. Independent directors are not eligible to participate in any of the plans or programs the Committee administers. In fiscal 2012, the Committee reviewed compensation, including equity-based awards, for each named executive officer (“NEO”). The Committee reviews and approves the aggregate number of equity-based awards granted to all employees of FactSet. The Committee also reviews the compensation, including stock and option-based awards, for each member of senior management including those employees who report directly to either the Chief Executive Officer, Chief Operating Officer or Director of Global Sales. The Committee believes that the fiscal 2012 compensation of the NEOs was aligned with FactSet’s performance and returns to stockholders and provided a balanced mix between base pay and incentive compensation.

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” purports to disclose the Compensation Committee’s deliberations and philosophy in making executive compensation decisions and policy, it is accurate and materially complete.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Joseph E. Laird, Jr., Chairman
James J. McGonigle
Walter F. Siebecker

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) is intended to provide context for the decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for the Company’s named executive officers during fiscal 2012 who are listed as follows:

•	Philip A. Hadley, Chairman of the Board of Directors and Chief Executive Officer

•	Peter G. Walsh, Executive Vice President and Chief Operating Officer

•	Michael D. Frankenfield, Executive Vice President and Director of Global Sales

•	Maurizio Nicolelli, Senior Vice President, Principal Financial Officer

•	Kieran M. Kennedy, Director of Sales Operations

The Compensation Committee of the Board is responsible for policies and decisions regarding the compensation and benefits for NEOs. The Compensation Committee also administers FactSet’s stock option plans. Certain facts described in this CD&A reflect Compensation Committee deliberations about which management does not have personal knowledge, although the Compensation Committee has advised management that the information in this CD&A is accurate and materially complete.

Fiscal 2012 Corporate Performance
•
A Continued Growth Story - Fiscal 2012 was the Company’s 34th year of operation, its 32nd consecutive year of revenue growth and its 16th consecutive year of positive earnings growth as a public company. FactSet is one of only three U.S. companies to have achieved this record of success over that period.

•
Annual Subscription Value (“ASV”) Growth - FactSet reported organic ASV growth of 7% over the last twelve months. The increase in ASV in fiscal 2012 was driven by broad-based growth across geographical segments, continued use of FactSet advanced applications such as PA, expanded deployment of proprietary data, growth in the number of clients and users, increased usage of FactSet in Excel by both buy and sell-side users, growth in the Market Metrics Local Market Share suite of products, a high annual client retention rate and annual price increases for the majority of the Company’s investment management clients.

•	Revenue Growth – The Company reported an 11% increase in revenue growth during fiscal 2012 as compared to a year ago. Each geographic segment grew revenues in fiscal 2012 by more than 10%.

•	Job Creation – Employee count rose 9% to 5,735, up 484 employees from a year ago as FactSet continued to aggressively invest in its people.

•	EPS Expansion – Diluted earnings per share increased 14% in fiscal 2012 compared to the year ago period.

•
Acquisition of StreetAccount - On June 29, 2012, FactSet acquired StreetAccount LLC (“SA”) to complement its news offering with distilled and crucial market moving information for buy-side and sell-side institutions. FactSet is now the sole distributor of SA news and current FactSet users can gain immediate, integrated access to SA through the FactSet workstation and iPad application.

•
User and Client Count Expansion – The Company added 155 net new clients over the past 12 months as client count was 2,392 at the end of the current fiscal year. The number of professionals subscribing to FactSet services grew by 1,400 during fiscal 2012 and totaled 49,500 as of August 31, 2012. Annual client retention was greater than 95% of ASV and 92% of clients, consistent with last year.

•
  Free Cash Flow – During the last twelve months, free cash flow was $209 million, up 18% from the prior year and exceeded net income by 11% as the Company experienced record levels of net income, positive working capital changes, higher non-cash expenses and a year over year decline in capital expenditures.

•
Recognition in the Workplace – During fiscal 2012, FactSet was ranked one of Fortune’s “100 Best Companies to Work For,” FactSet Europe was named one of the “UK’s 50 Best Workplaces,” listed as one of “France’s 50 Best Workplaces,” named a “Top 10 Best Small-Medium Company to Work For” by the Business Research Guide and ranked within Connecticut’s 2012 Best Places to Work.

•
Returning Value to Stockholders – In May 2012, FactSet increased its regular quarterly dividend by 15% to $0.31 per share, making 2012 the seventh consecutive year FactSet has increased its dividend by more than 10%. Aggregating dividends with share repurchases, the Company returned $204 million to stockholders.

Recent Market Trends
The global equity indices have experienced significant volatility in the past five years, which has had an impact on the solvency, size and buying power of some of the Company’s clients and firms facing increasing pressure from regulators and investors to provide operational transparency. Despite this challenging climate, FactSet has consistently grown quarterly revenues. This continued volatility in the financial markets that originally began in late 2008 prompted investors to question the role that executive compensation programs may have had in contributing to excessive risk-taking by senior executives to achieve short-term financial gain at the expense of the long-term health of a company.

In light of these facts, the Committee continues to review the objectives and design of FactSet’s executive compensation policies to encourage decisions and behaviors to align with the long-term interests of the Company’s stockholders. The Committee concluded the following:

•
FactSet’s programs appropriately balance short- and long-term incentives, with approximately 30% of the total target compensation for the senior executive team provided in equity and focused on long-term performance.

•
Executive compensation policies pay for performance against goals that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management.

•	Qualitative factors beyond the quantitative financial metrics are a key consideration in the determination of individual executive compensation payments.

Executive Compensation Philosophy
FactSet has historically established executive compensation based upon the following goals and principles:

•	Provide appropriate incentives for both individual and business performance.

•	Link the long-term financial interests of key employees and FactSet’s stockholders via stock-based incentives.

•	Maintain executive compensation at levels relative with other members of senior management.

•	Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.

Provide appropriate incentives for both individual and business performance.  Approximately 45% of each named executive officer’s total compensation in fiscal 2012 is performance-based variable compensation, which rewards the executive for annual business performance against pre-determined goals. The Compensation Committee has designed the executive compensation program to encourage named executive officers to strive for outstanding individual performance, which is expected in turn to drive the positive performance of the Company as a whole. The Compensation Committee reviews the individual goals of each named executive officer prior to the end of each fiscal year to determine the executive’s performance relative to stated objectives, both quantitative as well as qualitative. A named executive officer’s achievement of certain goal levels will dictate, with the application of some discretion by the Committee, that executive’s bonus for the fiscal year just completed as well as salary levels for the coming fiscal year.

Align the financial interests of key employees and FactSet’s stockholders via share-based incentives. The Compensation Committee seeks to motivate executives to work conscientiously to achieve both short term and long term goals and, thereby, create stockholder value. Equity-based compensation, including stock options and restricted stock, has regularly represented a significant portion of total compensation. With stock options, executives only benefit if the Company’s stock price appreciates from the date of grant of the award. The Compensation Committee has also viewed options as a method, not only of encouraging the named executive officers to drive Company performance in the long term, but also of encouraging the retention of officers.  With restricted stock, the Compensation Committee has recognized that share ownership by named executive officers is a positive characteristic. Named executive officers’ interests as stockholders and option holders themselves have been aligned in the past with those of stockholders generally, and are anticipated to remain so aligned due in part to the large share ownership such officers have maintained.

Maintain executive compensation at levels relative to other members of management.  In addition to the other elements relevant to determining named executive officers’ compensation, FactSet’s Compensation Committee has also considered the potential difference between the total compensation package offered to its top executives and the compensation of other employees, both management and non-management. The Compensation Committee determines compensation and stock-based incentive awards for the named executive officers at the same time as it approves pools for the Company as a whole. The Compensation Committee criteria and performance levels attempt to provide compensation to named executive officers that both recognize their achievements, but also maintain internal pay equity in comparison with other executives and the general employee base. This awareness has helped with retention not only at the senior executive level but also at other levels in developing management of the Company.

Attract and retain talented personnel. The Company operates in several highly competitive labor markets and must ensure that total compensation compares well with that offered by competitors in those markets. The Compensation Committee has designed executive compensation bearing in mind the compensation offered by other companies in the technology and financial information industry, to the extent such information is publicly available. The Committee also considers that the named executive officers’ share ownership of FactSet stock is, in some cases, a significant point of distinction from other companies in determining compensation.

Elements of Compensation
FactSet’s executive officers are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles and stockholder interests and concerns. The core of FactSet’s executive compensation philosophy continues to be to pay for performance, as discussed in greater detail below. Fiscal 2012 annual compensation decisions emphasized rewarding performance. The fiscal 2012 financial performance goals for the named executive officers, such as ASV growth, established for the variable cash incentives, were not achieved, thus the fiscal 2012 bonus awards for the named executive officers in fiscal 2012 were 10% lower compared to fiscal 2011.

The three major elements of FactSet’s executive officer compensation in fiscal 2012 continued to be:

•	Base salary;

•	Variable cash incentive awards (annual bonus); and

•	Long-term, equity-based incentive awards.

Base Salary.  The Compensation Committee has established base salaries according to the experience and qualifications of the individual executives. Generally, base salaries are intended to be sufficiently competitive to attract and retain key employees, although they are secondary to a view of total cash compensation. Salaries for named executive officers are also considered in the context of compensation to employees of the Company in the aggregate. The Compensation Committee did not make any changes to the annual base salaries of the named executive officers in fiscal 2012.

Annual Bonus.  The Compensation Committee determined annual bonuses on a discretionary basis considering a number of factors including FactSet’s ASV and EPS growth, achievement of Corporate, strategic and department goals, individual performance and competitive market practices. Each executive had an assortment of objectives that were established at the beginning of the year and reviewed with the executive. Annual Company-level performance goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those goals identified as having a positive impact on the Company’s short-and long-term business results.  In the normal course of business, the Committee determines the bonuses for the named executive officers based on their operational and financial performance, as described in further detail below. The bonus amounts are not determined by a predefined formula. Rather they are judgment-based and based upon achievement of individual goals, overall company performance for the fiscal year and a review of compensation at peer companies for each named executive officer. For each NEO, management of the Company prepares for the Compensation Committee a written performance appraisal, peer review compensation statistics and a recommendation for compensation change. The recommendations are reviewed by the Compensation Committee and may be revised based on discussion of this information.

Long-term, Equity-based Incentive Awards. The use of equity-based compensation has been a significant component of FactSet’s overall compensation philosophy and is one that the Company plans to continue. FactSet’s philosophy is built on the principles that equity compensation should seek to align employees’ actions with stockholder interests; attract, retain, and motivate highly qualified executives; and, balance the focus on short- and longer-term performance objectives. The Company believes that it has been successful in achieving this alignment through the use of equity-based compensation, which includes the use of restricted stock awards. The Compensation Committee has also recognized the unique significant ownership stake of the NEOs in the Company and consequently has not mandated that its executive officers maintain a specified level of stock ownership in the Company. The Compensation Committee determines the size of the long-term, equity-based incentives according to each NEO’s position within FactSet and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value. The Committee takes into account an individual’s performance history, his or her potential for future advancement, the Chief Executive Officer’s recommendations for awards other than his own and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion. Beginning in October 2009, all equity-based plan awards are granted subsequent to the end of each fiscal year in order to be synchronized with the year-end performance review process and the timing of the annual bonus payments.

FactSet structured its long-term equity-based grants in fiscal 2011 and 2010 as a mix of stock options and restricted stock awards (“RSA”). For fiscal 2012, the Committee believes that, in light of recent appreciation in FactSet stock, the most effective way to promote equity ownership by the executives, reward them for solid operating performance and retain them is to award service-based stock options in addition to performance-based stock options as the vehicles for equity-based compensation.

•
Service-based Stock Options. Stock options have been intended to align incentives with long-term stock performance and the interests of stockholders and act as a motivational and retention tool. In November 2011, the Committee noted that the fair value of the Company’s common stock was appreciating and greater the than strike price of the past two annual restricted stock grants to employees including the NEOs. As a result, the Committee recommended the issuance of service-based stock options instead of restricted stock awards in November 2011 in order to achieve the desired benefits. The service-based stock options granted in November 2011 vest ratably over a five year period.

•
Performance-Based Stock Options. In a further effort to drive long-term performance, the Compensation Committee approved performance-based options that were granted to NEOs as well as other employees of the Company in November 2011. Performance-based stock options require management to make assumptions regarding the likelihood of achieving Company performance goals. The number of performance-based options that vest will be predicated on the Company achieving performance levels for both organic subscriptions and diluted earnings per share during the two years ended August 31, 2013. Dependent on the financial performance levels attained, 0%, 20%, 60% or 100% of the performance-based stock options will ultimately vest to the grantees of those stock options. Performance levels, vesting percentages and the ratio of performance options granted to all options granted are identical for the named executive officers and all other employees who received option grants.

•
Restricted Stock Awards. A RSA represents shares of common stock granted to an employee, subject to vesting requirements. The fair value of a RSA grant is determined by multiplying the number of RSAs by the price of the Company’s stock on the grant date reduced by the present value of dividends expected to be paid over the vesting period. RSAs also provide for more stable value than stock options since RSAs provide value to employees with decreases in company stock price. For each NEO and all other employees, the ratio of RSAs to performance-based stock options was one RSA for every five performance-based stock options granted. Due to the recent appreciation in the FactSet company stock price, the Committee elected not to grant any RSAs during fiscal 2012, but rather service-based stock options, which have greater up-side potential in a market where the stock price is rising.

Perquisites and Personal Benefits.  The Company’s policy is to not extend perquisites or personal benefits to employees other than for limited and specifically defined business purposes. The incremental costs to the Company in fiscal 2012 of those benefits provided to NEOs that the Securities and Exchange Commission deems to be “perquisites and personal benefits” are reported in the “Summary Compensation Table” (included in the amounts reported in the column captioned “All Other Compensation”). The Audit Committee exercises oversight over the perquisites and personal benefits that are made available to NEOs. The Compensation Committee determined that the perquisites and personal benefits available to NEOs in fiscal 2012, and their costs to the Company, were reasonable and properly disclosed to stockholders. In addition, named executive officers are able to participate in the same defined benefit plans as all other eligible employees, including health, retirement, life insurance, and disability plans, as well as an employee stock purchase plan.

Post-Termination Compensation. Beyond allowing executives to participate in the Company’s 401(k) plan, under which the Company matches contributions for all employees up to a maximum of $9,800 (and subject to any limitations imposed by ERISA), FactSet does not provide any other post-employment benefits to its executive officers or any employees.  However, Mr. Walsh is entitled to certain severance benefits pursuant to his employment agreement in the event of a change in control of the Company or his separation from the Company under certain circumstances. His additional severance and change in control benefits are described below under the heading “Potential Payments upon Termination or Change in Control.”

Tax Considerations
In establishing individual executives’ compensation levels, the Company does not explicitly consider accounting and tax issues. However, FactSet does analyze the overall expense arising from aggregate executive compensation levels and awards and the components of the Company’s compensation programs.

FactSet believes it is in its best interest, to the extent practical, to have compensation paid to its named executive officers be fully deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) generally provides that publicly-held companies may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. Compensation that is “performance-based” compensation within the meaning of the Code does not count toward the $1 million limit. FactSet has taken steps to ensure that payments to its named executive officers under the long-term equity-based incentive programs meet the Section 162(m) requirements, where feasible. Stock-based awards granted under the Company’s stock option and award plans meet the requirement of Section 162(m). The Compensation Committee retains the discretion to provide compensation that potentially may not be fully deductible to reward performance and/or enhance retention. As of August 31, 2012, the Company’s annual bonus plan does not meet the requirements because it is not stockholder approved. However, the Compensation Committee believes that it must maintain flexibility in its approach in order to structure a program that is effective in attracting, motivating and retaining the Company’s key executives.

Executive pay at FactSet has historically not exceeded the annual compensation deduction limit of Section 162(m), and all of the Company’s NEOs compensation was within the $1 million limit in fiscal 2012. The tax deductibility of compensation for the named executive officers will be preserved as long as such actions are consistent with the Committee’s compensation policies and objectives and are in the best interests of the Company and its stockholders.

Process of Determining Annual Executive Compensation
FactSet has not entered into any employment agreements with any of its NEOs, other than an agreement that grants certain rights to Mr. Walsh in the event of a separation from the Company. As such, FactSet is not bound by any contractual salary, incentive grants or other compensation requirements for the named executive officers. FactSet’s Compensation Committee has not historically used the services of a compensation consultant. In the determination of stock options grants and bonuses, the Committee has considered information provided to it by management, at the Committee’s request, regarding the compensation levels of executives at designated peer companies.

In fiscal 2012, the Committee worked with management in the compensation review process as follows:

Methodology Determination. In the fourth quarter of fiscal 2012, the Compensation Committee met to determine the methods it would use to set compensation for the NEOs. Each compensation component and the Compensation Committee’s decisions regarding these elements are considered as part of a collective package of compensation to each individual NEO. The Committee members discuss what they believe to be appropriate levels of compensation in their business judgment. Each element of compensation is considered independently for overall soundness of the level of compensation in relation to the amounts awarded to other individuals.  The Compensation Committee has not considered any forms of compensation other than salary, bonus and equity awards.

Develop performance measures. The Compensation Committee and Mr. Hadley, the Company’s Chief Executive Officer (“CEO”) identified appropriate performance measures and recommended performance objectives that were used to determine annual and long-term awards. Each NEO’s compensation as a whole is considered in comparison to that of other executives and employees of the Company. The Compensation Committee has not considered any forms of compensation other than salary, bonus and equity awards. Perquisites have historically been less than 5% of each NEO’s total compensation and represent the dollar value of matching contributions to the FactSet 401(k) Plan made by FactSet on behalf of each NEO, use of Company automobiles and medical and dental benefits paid by the Company on behalf of the NEO.

Compile benchmark data. Management prepared benchmarking and competitive data with respect to historical compensation and its defined peer group. The Compensation Committee utilized this information in connection with establishing NEO compensation plans and parameters at its meetings. In addition, each NEO’s compensation as a whole is considered in comparison to that of other executives and employees of the Company. The Committee did not engage in any further quantitative or qualitative analyses regarding its decision to make specific compensation awards or regarding any particular type of award or form of compensation.

Meetings. In a series of meetings, the Compensation Committee determines appropriate salary for the upcoming year, bonus levels for the fiscal year just completed and upcoming equity-based grants for the named executive officers. The Compensation Committee follows guidelines for equity-based awards, which apply to awards for named executive officers as well as all other employees. The guidelines require management to study, make recommendations and provide supporting analysis to the Compensation Committee regarding proposed equity awards. The supporting analysis shared with the Committee provides details about each executive’s cash and total compensation, existing equity awards, the amounts vested and unvested and the percentage of total compensation that the suggested equity-based grant would represent. The materials also demonstrate the aggregate amount of awards and other compensation that have been historically granted and are proposed to be granted to the Company in the aggregate. In addition, management reviews with the Committee the various Company performance levels and the equity-based grants that would vest based on the various performance targets. On the basis of such materials, prepared at the Committee’s request, the Compensation Committee approves equity grants for each member of the Company’s senior management, which includes the named executive officers. Typically, during the same meeting, the Compensation Committee further approves total equity-based grants for all FactSet employees in the aggregate. The Compensation Committee thus determines awards for the named executive officers in the context of considering grants for employees of the Company as a whole.

Review Management-prepared Materials. The Compensation Committee considers materials prepared by management at the Committee’s request and direction, detailing the historical salary, bonus and total cash compensation levels of the named executive officers and other members of the Company’s Executive Committee. In addition, management provides to the Compensation Committee materials outlining the individual performance of each named executive officer with respect to his goals and objectives for the past year, both qualitative and quantitative, measured against financial goals for the Company’s performance as well quantitative performance in the individual executive’s functional area. Management also provides the Committee with materials regarding the overall financial performance of the Company as well as operational and strategic accomplishments during the past fiscal year. Historically, management has also provided an evaluation during a meeting of the contribution to the performance of the Company by each named executive officer. The Committee members then make their determinations as to the bonus for the just completed fiscal year and base salary for the upcoming year for each named executive officer. Management does not participate in this deliberation and the CEO is not present for discussions regarding his own compensation. Typically, at the same meeting, the Compensation Committee approves the total bonus pool for the Company’s operational areas as a whole, so that compensation to the named executive officers is made in the larger context of compensation for all the Company’s employees.

Develop CEO compensation recommendations. For the CEO’s compensation, the Compensation Committee met in closed session to determine recommendations for base salary, annual bonus, and share-based compensation. These recommendations were developed with no input from the CEO, and took into account overall Company performance, personal performance against objectives, Board and staff member feedback, and compensation benchmarking data provided by external sources. Compensation Committee recommendations were then reviewed and approved by all independent directors of the Board, in closed session without the CEO present.

In fiscal 2012, management provided the Compensation Committee with performance targets that correlate to “Below”, “Expected”, “Excellent” and “Superlative” results for ASV growth. The Company’s EPS targets are also implied in that the Company is managed each year with the goal of EPS growth being equal to or greater than ASV growth. These targets are detailed for each geographic region managed by a NEO and for the Company in aggregate. The growth figures do not, however, correlate to any target compensation levels, but rather informs the Compensation Committee generally as to the performance of the Company. The Compensation Committee also considered qualitative comments pertaining to each named executive officers’ goals and performance gathered during the Company’s standard review process for all employees.  Although no specific levels of compensation were tied to the achievement of these goals, the Compensation Committee took such performance into account in awarding bonuses and equity awards. No other specific items of corporate performance are taken into account in making compensation decisions.

Performance versus Goals and Objectives. The Compensation Committee determines the actual size of bonus payments and equity-based grants awarded to each of the named executive officers based on the Compensation Committee’s subjective view of the executives’ achievement of qualitative goals set out in materials provided to the Committee by management. There are no specific quantitative formulas involved that would result in a particular compensation level. The Committee agrees on the executive’s performance and related compensation through conversation and discussion.

•
Mr. Hadley’s goals included increase ASV, EPS growth greater than ASV growth, make significant strategic decisions to improve FactSet’s competitive position, be a leader that can communicate the Company’s goals, strategies and values including optimizing capital allocation, be a role model for FactSet’s culture and be involved in large client pricing and supplier decisions that will help build a strong sales organization.

•
Mr. Walsh’s goals included increase ASV, EPS growth greater than ASV growth, deliver on software engineering goals including headcount growth, retention and moving some of the workload away from existing mainframe machines, have clients go-live on NextGen, enhance FactSet Estimates, Fixed Income and CallStreet, continue to execute on the FactSet Fundamentals enhancement plan, deliver on product goals such as Credit Analysis, Microsoft Office Side Bar,  StreetAccount news and Company Guide, improve the speed and stability of FactSet, continue to build out the internal content collection teams in India and the Philippines and be a leader that can communicate the Company’s goals.

•
Mr. Frankenfield’s goals included growing ASV at a percentage comparable to last year, acquiring new clients, continue to improve all aspects of the sales operations to effectively capitalize on new business opportunities, improve end-user classification, convert news and quotes opportunities to FactSet workflows, be involved in large client pricing discussions, assist with the development of FactSet’ internal client relationship management system, meet certain human resources hiring and retention goals and be a leader that can communicate the Company’s goals.

•
Mr. Nicolelli’s goals included increase ASV, EPS growth greater than ASV growth, ensure financial reporting compliance, manage FactSet’s cost structure to maximize the Company’s competitive position, improve the visibility of internal financial metrics by developing internal applications, evaluate strategic opportunities to improve sales to existing applications, grow the Market Metrics service offering and effectively manage the Company’s worldwide effective tax rate.

•
Mr. Kennedy’s goals included increase ASV, quantify FactSet’s share and define specific sales opportunities in every market defined by client type, geography and competition, translate data into actionable items for the sales force, enhance FactSet’ internal client relationship management system, analyze in-process metrics to identify bottlenecks in the sales process, measure sales force effectiveness, simplify the FactSet pricing model for existing clients, develop packages for the trading market, implement global price increases, oversee the global marketing budget and meet certain human resources hiring and retention goals.

The compensation to be issued is not based on a quantitative formula. Each named executive officer was measured on his performance relative to their qualitative goals in determining the appropriate overall level of compensation. The compensation is then granted as a mix including base salary, bonus and equity-based grants.

Performance-based Option Awards. With regard to performance-based option awards, the Company will be required to review its two year compounded annual growth rate of organic ASV and diluted EPS to determine the number of nonqualified performance-based options that a named executive officer will be entitled to receive, based on levels ranging from “Below Expectations,” to “Expected,” “Excellent” and “Superlative”. The following table sets forth the percentage of options granted that will vest at the end of the two year measurement period based on performance levels achieved by the Company. All Company employees granted performance-based options are eligible to have options vest on the same basis as the named executive officers.

Performance Level	Applicable Performance
Below Expectations	0%
Expected	20%
Excellent	60%
Superlative	100%

The Compensation Committee exercised its discretion over all cash and service-based equity awards to the named executive officers. The only compensation tool currently tied to a predefined formula is performance-based stock option awards. For options granted on November 8, 2010, the two-year measurement period concluded on August 31, 2012. The two-year compounded annual ASV and EPS growth rates were reviewed by the Company and its Audit Committee. While the EPS growth rate of 14.7% over the two-year measurement period was “Excellent”, the actual performance level achieved for organic ASV of 10.2% was “Below Expectations” and as such, none of the performance-based stock options vested. The Company has disclosed in its fiscal 2012 Annual Report on Form 10-K the financial ramifications of a change in the performance level currently estimated by the Company for the November 2011 performance-based stock options currently outstanding as of August 31, 2012.

Upon grant, management estimates that with regard to the performance levels associated with performance-based options, the “Expected” level is likely and should be achieved, the “Excellent” level is not probable and is very difficult to achieve, and the “Superlative” level is  not probable and is highly unlikely to be achieved. A historical analysis of the likelihood of achieving the various performance levels since these types of options were first granted was performed by FactSet during fiscal 2012, which indicated that the average outcome achieved was 32% or within the “Expected” and “Excellent” performance level.

The Committee has not designated target levels of performance that would enable an executive to qualify for an exact amount or a range of compensation levels, whether in the form of salary, bonus or option awards. Neither the Company nor the Compensation Committee has determined threshold, target and maximum payments for salaries or the actual size of bonus payments related to the Company’s performance, nor have they set the threshold, target and maximum number of shares underlying the performance share awards as related to the Company’s performance. Only the vesting of performance-based options is linked to specific growth targets of the Company as a whole, not any individual named executive officer’s performance.

The Compensation Committee considered all compensation to each NEO at the same time it determined the Company’s annual bonus and equity incentive awards pools. It should also be noted that no named executive officer participates in any Compensation Committee discussions of that executive’s own compensation.

Long-term Executive Incentive Compensation
FactSet believes that both cash compensation and non-cash compensation are appropriate mechanisms for driving executive performance in support of stockholder value. Cash compensation rewards annual (short-term) performance, while non-cash compensation is generally used to reinforce sustained performance over a longer period of time. The allocation between annual cash compensation and long-term equity compensation is based primarily on an evaluation of an executive’s overall role and contributions to the Company, taking into account competitive concerns regarding attracting and retaining superior talent.

Peer Group Executive Compensation Review
The Compensation Committee is provided executive compensation data of similarly situated NEOs at companies determined to be comparable by the Compensation Committee. The peer group consists of Advent Software, Inc., The Advisory Board Company, Arbitron Inc., CoStar Group, Inc., The Corporate Executive Board Company, Informatica Corporation, IHS Inc., Morningstar, Inc. and MSCI Inc. In addition to the identified peer group, the compensation provided to NEOs at the following companies was reviewed by the Compensation Committee: Federated Investors, Janus Capital Group, Inc., NASDAQ OMX, NYSE Euronext, QLIK Technologies, Solera Holdings, TIBCO Software Inc., Waddell & Reed Financial, Inc. and Verisk Analytics. The materials presented to the Compensation Committee detailed the company compensation by type, including salary, bonus and equity awards. The Compensation Committee believes that its total target compensation for NEOs is competitive. The Compensation Committee noted that management positions reported by peer companies are not always parallel to those of the Company. Given the large current and historical equity ownership of management, cash compensation relative to industry peers has not been a primary focus of overall compensation. Total compensation awarded to Mr. Hadley was found to be below the average compensation for his analogous peers. However, the total compensation approved and awarded to Mr. Walsh, Mr. Frankenfield, Mr. Nicolelli and Mr. Kennedy was within the range of aggregate compensation granted to each analogous peer.

EXECUTIVE COMPENSATION

The tables below present compensation information for each named executive officer followed by a narrative discussion of compensation that each NEO could receive when their employment with the Company terminates under various circumstances or upon a change in control of the Company. The tables include footnotes and other narrative explanations important for your understanding of the compensation information in each table.

The first table below, the Summary Compensation Table, sets forth the compensation earned by the NEOs for services rendered in all capacities to FactSet for each respective fiscal year. The Company’s named executive officers include FactSet’s Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and the three most highly compensated executive officers (other than the PEO and PFO) during fiscal 2012.

Summary Compensation Table
The following table summarizes the compensation earned or awarded to each NEO for fiscal years 2012, 2011 and 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	StockAwards ($)(2)(3)	Option Awards ($)(4)(5)(6)	All Other Compensation ($) (7)	Total ($)

Philip A. Hadley	2012	$275,000	$700,000	$--	$600,000	$35,808	$1,610,808
Chief Executive Officer (PEO)	2011	$275,000	$800,000	$400,000	$133,333	$35,752	$1,644,085
	2010	$275,000	$800,000	$400,000	$133,333	$28,555	$1,636,888

Peter G. Walsh	2012	$265,000	$555,000	$--	$300,000	$28,006	$1,148,006
Chief Operating Officer	2011	$265,000	$620,000	$--	$--	$22,931	$907,931
	2010	$265,000	$580,000	$1,300,000	$3,100,000	$26,201	$5,271,201

Michael D. Frankenfield	2012	$265,000	$555,000	$--	$300,000	$31,284	$1,151,284
Director of Global Sales	2011	$265,000	$620,000	$--	$--	$28,060	$913,060
	2010	$265,000	$580,000	$1,300,000	$3,100,000	$26,319	$5,271,319

Maurizio Nicolelli	2012	$190,000	$250,000	$--	$180,000	$27,032	$647,032
Principal Financial Officer (PFO)	2011	$190,000	$250,000	$175,000	$258,333	$21,310	$894,643
	2010	$190,000	$285,000	$80,000	$26,667	$21,507	$603,174

Kieran M. Kennedy	2012	$235,000	$332,000	$--	$175,000	$28,649	$770,649
Director of Sales Operations	2011	$235,000	$365,000	$150,000	$50,000	$27,366	$827,366
	2010	$235,000	$325,000	$250,000	$83,333	$27,979	$921,312

(1) The Bonus column lists discretionary cash bonuses awarded for services rendered during the applicable fiscal year based on achievement of certain goals established at the beginning of each fiscal year. These financial goals included organic subscription growth and diluted earnings per share growth greater than revenue growth. Annual variable compensation payments are made within two months following the end of each fiscal year. See the detailed description of the Annual Bonus in the preceding CD&A under the sub-heading “Annual Bonus.”

(2) The amounts set forth in the Stock Awards column represent the aggregate grant date fair value, computed in accordance with ASC Topic 718. The assumptions made for the valuation of the stock awards are disclosed in Note 15 of the Notes to Consolidated Financial Statements included in the Company’s fiscal 2012 Annual Report on Form 10-K.

(3) Approximately $1.0 million of the total $1.3 million in stock awards granted to Messrs. Walsh and Frankenfield in fiscal 2010 related to a one-time award issued to each NEO on February 9, 2010. The amount was determined by the Compensation Committee upon review of historical compensation paid and reflects a meaningful value to each NEO in order to drive and incentivize long-term individual and Company performance. The Compensation Committee concluded the grant would better align and appropriately balance each individual’s overall compensation over six years, as the awards vest over a six-year service period and emphasizes longer-term financial success and prudent risk management by Mr. Walsh as the Chief Operating Officer and Mr. Frankenfield as the Director of Global Sales.

(4) The amounts set forth in the Option Awards column represent the aggregate grant date fair value computed in accordance with ASC Topic 718. The Company utilizes a lattice-binomial model to estimate the fair value of new stock options on the date of grant. The assumptions made for the valuation of option awards are disclosed in Note 15 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012. A stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in 2012 is reported in the “Option Exercises and Stock Vested” table.

(5) The fiscal 2012 dollar value reported within the option awards column represents only the fair value of the service-based options granted because none of the performance-based stock options granted on November 1, 2011 are expected to vest. However, if the Company had expected that 20% of performance-based stock options to vest (consistent with fiscal 2011), the total dollar value of option awards granted in fiscal 2012 would have been $800,000; $400,000; $400,000; $220,000; and $233,333, respectively, for Messrs. Hadley, Walsh, Frankenfield, Nicolelli and Kennedy. The dollar value reported within the option awards column for fiscal 2011 represents the value of the performance-based options that were expected to vest as of August 31, 2011. The two-year measurement period for these performance-based options concluded on August 31, 2012 and the actual performance levels achieved were below expectations and as such, none of the performance-based stock options vested.

(6) Approximately $3.0 million of the total $3.1 million in option awards granted to Messrs. Walsh and Frankenfield in fiscal 2010 related to a one-time option award issued to each NEO on February 9, 2010. The amount was determined by the Compensation Committee upon review of historical compensation paid and reflects a meaningful value to each NEO in order to drive and incentivize long-term individual and Company performance. The Compensation Committee concluded the grant would better align and appropriately balance each individual’s overall compensation over six years, as the options vest over a six-year service period.

(7) Amounts reflect the value of matching contributions to the FactSet 401(k) Plan made by FactSet on behalf of each NEO, use of Company automobiles and medical and dental benefits paid by the Company on behalf of the NEO. FactSet matches up to 4% of employees’ bi-weekly earnings, capped at the IRS annual maximum. There were no other perquisites and other personal benefits for NEOs. Fiscal 2012 amounts for personal use of Company automobiles were $9,956; $2,220; $5,556; $1,280; and $2,793, respectively, for Messrs. Hadley, Walsh, Frankenfield, Nicolelli and Kennedy.

Grants of Plan-Based Awards

Non-Equity Incentive Compensation. The Company did not award non-equity incentive compensation during fiscal 2012 to any of its NEOs.

Stock Awards. FactSet has structured its long-term equity-based grants in fiscal 2011 and 2010 as a mix of stock options and restricted stock awards. For fiscal 2012, the Committee believes that, in light of recent appreciation in FactSet stock, the most effective way to promote equity ownership by the executives, reward them for solid operating performance and retain them is to award service-based stock options in addition to performance-based stock options as the vehicles for equity-based compensation. As a result, the Company granted service-based stock option awards to its NEOs during fiscal 2012 instead of restricted stock awards in order to achieve the desired benefits.

Option Awards. As stated earlier, the Committee recommended the issuance of option awards in replace of stock awards during fiscal 2012. As such, in November 2011, the NEOs were granted a mix of service-based stock options and performance-based stock option awards. The fiscal 2012 option awards were granted under the FactSet Research Systems Inc. 2004 Stock Option and Award Plan, as amended and restated (the “Stock Plan”).

Service-based stock option grant – Stock options have been intended to align incentives with long-term stock performance and the interests of stockholders and act as a motivational and retention tool. In November 2011, the Committee noted that the fair value of the Company’s common stock was appreciating and greater than the strike price of the past two annual restricted stock grants to employees including the NEOs. As a result, the Committee recommended the issuance of service-based stock options instead of restricted stock awards in November 2011 in order to achieve the desired benefits. The service-based stock options granted on November 1, 2011 vest ratably over a five year period.

Performance-based stock option grant – In a further effort to drive long-term performance, the Compensation Committee approved performance-based options that were granted to NEOs as well as other employees of the Company in November 2011. The number of performance-based options that vest will be predicated on the Company achieving performance levels for both organic ASV and diluted EPS during the two years ended August 31, 2013. Dependent on the financial performance levels attained, 0%, 20%, 60% or 100% of the performance-based stock options will ultimately vest to the grantees of those stock options. Performance levels, vesting percentages and the ratio of performance options granted to all options granted are identical for the named executive officers and all other employees who received option grants. The material terms of these grants include:

•
If performance conditions are met during the two years ended August 31, 2013, the performance-based options granted in fiscal 2012 vest at a rate of 40% after the first two years and 1.67% per month thereafter for years three through five. Options become vested and exercisable provided the employee continues employment with the Company through the applicable vesting date, and remain exercisable until expiration or cancellation.

•	Options expire on the tenth anniversary of the grant date. Options will expire before ten years if employment terminates, except for certain termination reasons described below.

•
Options may be exercised only while the NEO is actively employed except for termination due to death, disability or a reason other than cause. Refer to the section “Potential Payments upon Termination or Change in Control” for further review of change in control definitions.

The following table provides information on all option awards granted during fiscal 2012 to each of FactSet’s named executive officers. There can be no assurance that the grant date fair value, as listed in this table, of the option awards will ever be realized. The grant date fair value of these awards are included in the “Option Awards” column of the Summary Compensation Table.

		Estimated Possible Future Payouts under					Grant Date
		Equity Incentive Plan Awards (#)(2)			All Option Awards:		Fair Value of
Name	Grant Date (1)	Threshold	Target	Maximum	Number of Securities Underlying Options (#)	Exercise Price ($)	Option Awards ($)(3)

Philip A. Hadley	11/1/11	-	18,916	49,876	49,876	$94.84	$600,000

Peter G. Walsh	11/1/11	-	9,458	24,938	24,938	$94.84	$300,000

Michael D. Frankenfield	11/1/11	-	9,458	24,938	24,938	$94.84	$300,000

Maurizio Nicolelli	11/1/11	-	5,675	11,867	11,867	$94.84	$180,000

Kieran M. Kennedy	11/1/11	-	5,517	14,547	14,547	$94.84	$175,000

(1) On October 24, 2011, the Compensation Committee approved the total number of option awards to be allocated among all eligible employees and specifically approved the option awards to be granted to each NEO and all other senior members of management. At that time, the Compensation Committee designated November 1, 2011 as the actual grant date of these options, at an option exercise price equal to 100% of the closing price of the Company’s common stock on the NYSE on that date.

(2) The number of performance-based options granted on November 1, 2011 that vest will be predicated on the Company achieving performance levels for both organic ASV and diluted EPS during the two years ended August 31, 2013. Dependent on the financial performance levels attained, 0%, 20%, 60% or 100% of the performance-based stock options will ultimately vest to the grantees of those stock options. Performance-based options require FactSet to make assumptions regarding the likelihood of achieving Company performance goals. At August 31, 2012, the Company estimated that none (0%) of the performance-based stock options granted on November 1, 2011 will vest. As such, the number of awards reported in the Target column above represents only the service-based option awards and no performance-based options. The total number of performance-based stock option awards granted in fiscal 2012 can be calculated by subtracting the number of awards reported in the Target column from the total number of awards reported in the Maximum column.

(3) The amounts set forth in the Grant Date Fair Value of Option Awards column represent the aggregate grant date fair value computed in accordance with ASC Topic 718. The grant date fair value amounts assume 0% of the performance-based stock options granted on November 1, 2011 will vest. The Company utilizes a lattice-binomial model to estimate the fair value of new stock options on the date of grant. The assumptions made for the valuation of option awards are disclosed in Note 15 of the Notes to Consolidated Financial Statements included in the Company’s fiscal 2012 Annual Report on Form 10-K. It should be noted that a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in fiscal 2012 is reported in the “Option Exercises and Stock Vested” table below.

Outstanding Equity Awards (Restricted Stock) at Fiscal Year-end
The following table sets forth information regarding the number of shares and the value of unvested restricted stock awards held by the NEOs at August 31, 2012.

Name	Grant Date	Number of Shares of Stock That Have Not Vested (1)(2)		Market Value of Shares of Stock That Have Not Vested ($)(4)
Philip A. Hadley	10/23/09	6,364		$587,206
	11/8/10	4,740		$437,360

Peter G. Walsh	10/23/09	4,773		$440,405
	2/9/10	17,229		$1,589,720

Michael D. Frankenfield	10/23/09	4,773		$440,405
	2/9/10	17,229		$1,589,720

Maurizio Nicolelli	10/23/09	1,273		$117,460
	11/8/10	1,185		$109,340
	11/8/10	224	(3)	$20,668

Kieran M. Kennedy	10/23/09	3,978		$367,050
	11/8/10	1,778		$164,056

(1) The stock awards granted on October 23, 2009 cliff vest 60% on October 23, 2012 and 100% on October 23, 2014. The stock awards granted to Messrs. Walsh and Frankenfield on February 9, 2010 cliff vest 60% on February 9, 2014 and 100% on February 9, 2016. The stock awards granted on November 8, 2010 cliff vest 60% on November 8, 2013 and 100% on November 8, 2015.

(2) The vesting of the restricted stock granted to Messrs. Walsh and Frankenfield may be accelerated if certain ASV and EPS targets are achieved prior to the end of the six year service condition. As of August 31, 2012, the Company estimated that the targets will not be achieved prior to the end of the six year service condition, thus no accelerated vesting will occur. However, a change in the actual financial performance levels achieved by FactSet could result in a change to the Company’s current timing of the vesting percentage and related expense.

(3) Mr. Nicolelli was awarded an additional restricted stock award on November 8, 2010 equal to 897 units that cliff vest 25% upon the achievement of certain ASV targets over the measurement period. During fiscal 2012 FactSet achieved three of the four ASV growth targets, thus 75% or 673 restricted stock units vested. As of August 31, 2012, the Company estimated that the remaining 25% (224 units) will vest based on forecasted growth during fiscal 2013. However, a change in the actual financial performance levels achieved by FactSet could result in a change to the Company’s current timing of the vesting percentage and related expense.

(4) The market value of the restricted stock awards that have not vested is calculated by multiplying the number of shares that have not vested by the closing price of FactSet common stock on August 31, 2012, which was $92.27.

Outstanding Equity Awards (Stock Options) at Fiscal Year-end

The table below shows each NEOs outstanding option grants at August 31, 2012. For each outstanding option grant, the table shows the option shares that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”).

		Number of Options		Exercise
	Grant Date	Exercisable (1)(2)(3)	Unexercisable	Price ($)	Expiration Date

Philip A. Hadley	1/22/04	60,000	-	$24.49	1/22/14
	4/20/05	35,000	-	$29.00	4/20/15
	8/14/06	36,113	-	$43.39	8/14/13
	8/14/07	17,867	-	$59.36	8/14/14
	8/14/08	15,642	3,891	$65.67	8/14/15
	10/24/08	7,310	2,214	$35.80	10/24/15
	10/23/09	18,893	14,440	$66.46	10/23/16
	11/1/11	-	49,876	$94.84	11/1/21

Peter G. Walsh	10/7/02	4,950	-	$14.97	10/7/12
	1/22/04	30,000	-	$24.49	1/22/14
	4/20/05	70,000	-	$29.00	4/20/15
	8/14/06	30,411	-	$43.39	8/14/13
	8/14/07	15,881	-	$59.36	8/14/14
	8/14/08	15,210	3,781	$65.67	8/14/15
	10/24/08	7,087	2,172	$35.80	10/24/15
	10/23/09	14,170	10,830	$66.46	10/23/16
	2/9/10	-	140,785	$63.09	2/9/17
	11/1/11	-	24,938	$94.84	11/1/21

Michael D. Frankenfield	4/20/05	25,000	-	$29.00	4/20/15
	8/14/06	30,411	-	$43.39	8/14/13
	8/14/07	15,881	-	$59.36	8/14/14
	8/14/08	15,210	3,781	$65.67	8/14/15
	10/24/08	7,087	2,172	$35.80	10/24/15
	10/23/09	14,170	10,830	$66.46	10/23/16
	2/9/10	-	140,785	$63.09	2/9/17
	11/1/11	-	24,938	$94.84	11/1/21

Maurizio Nicolelli	4/20/05	1,153	-	$29.00	4/20/15
	8/14/06	7,127	-	$43.39	8/14/13
	8/14/07	3,441	-	$59.36	8/14/14
	8/14/08	3,892	991	$65.67	8/14/15
	10/24/08	1,802	579	$35.80	10/24/15
	10/23/09	3,776	2,891	$66.46	10/23/16
	11/8/10 (4)	6,498	2,166	$88.40	11/8/17
	11/8/10 (5)	-	11,765	$88.40	11/8/17
	11/1/11	-	11,867	$94.84	11/1/21

Kieran M. Kennedy	8/14/07	1,079	-	$59.36	8/14/14
	8/14/08	1,110	2,644	$65.67	8/14/15
	10/24/08	540	1,513	$35.80	10/24/15
	10/23/09	6,803	9,030	$66.46	10/23/16
	11/1/11	-	14,547	$94.84	11/1/21

(1) 20% of each option grant is exercisable one year after the grant date, with the remainder vesting at a rate of 1.67% per month.

(2) Options granted to Messrs. Walsh and Frankenfield on February 9, 2010 cliff vest 60% after four years and 100% after six years of service.

(3) Options granted on November 1, 2011 shall become exercisable based on the achievement by the issuer of certain financial performance criteria. Options that do not vest at the end of a two-year performance period will be forfeited. Options that become exercisable vest 40% after the two-year performance period with the remainder vesting at 1.67% per month thereafter.

(4) Mr. Nicolelli was awarded 8,664 stock options on November 8, 2010 that cliff vest 25% upon the achievement of certain ASV targets over the measurement period. During fiscal 2012 FactSet achieved three of the four ASV growth targets, thus 75% or 6,498 options vested. As of August 31, 2012, the Company estimated that the remaining 25% (2,166 options) will vest based on forecasted growth during fiscal 2013.

(5) These stock options cliff vest upon the achievement of certain ASV targets over a five year measurement period. As of August 31, 2012, the Company does not expect the ASV targets to be achieved within the measurement period, thus no expense has been recorded.

Option Exercises and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested for each named executive officer during fiscal 2012.

	Option Awards			Stock Awards
	Number of		Value	Number of		Value
	Shares Acquired		Realized on	Shares Acquired		Realized on
	On Exercise		Exercise	On Vesting		Vesting
Name	(#	)	($) (1)	(#	)	($) (2)
Philip A. Hadley	–		–	–		–
Peter G. Walsh	8,550		$715,383	–		–
Michael D. Frankenfield	–		–	–		–
Maurizio Nicolelli	–		–	673		$62,098
Kieran M. Kennedy	10,697		$421,700	–		–

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2)	Value realized represents the closing value of the underlying stock on the vesting date.

Nonqualified Deferred Compensation
The Company does not have a Compensation Deferral Program, thus the nonqualified deferred compensation table has been omitted for fiscal 2012.

Pension Benefits

The Company does not have a Pension Program thus no pension retirement benefits were paid to executives in fiscal 2012.

Potential Payments upon Termination or Change in Control
On March 1, 2005 an agreement between the Company and Mr. Peter Walsh became effective that amended an existing letter agreement with the Company dated September 20, 1999 (the “Letter Agreement”). The amendment reaffirmed the Letter Agreement, which remains in effect and which is to be superseded by a written agreement only if all other officers of the Company ranked more highly than Mr. Walsh also enter into written employment agreements with the Company. The Letter Agreement grants to Mr. Walsh: (i) an estimated payment of $0.8 million, which is equal to his compensation in the prior twelve months and benefits for 12 months if his employment is terminated without cause; and (ii) an estimated payment of $1.6 million, which is equal to twice his compensation in the prior twelve months and benefits for 24 months in the event of a change in control of the Company and involuntary termination.

At the end of fiscal 2012, the Company did not have employment agreements with Messrs. Hadley, Frankenfield, Nicolelli or Kennedy.

The Company sponsors equity incentive compensation plans that provide the NEOs with additional compensation in connection with a termination of employment and/or change of control under the following circumstances.

Change in Control
Upon the occurrence of a Change in Control, (i) all option awards granted to a NEO which have not been exercised, which have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable for the remainder of their respective terms and all restrictions shall lapse and conditions deemed satisfied, and (ii) the Compensation Committee may, in its sole discretion, determine that such option awards be immediately terminated in which case the NEO will be paid an amount in cash (subject to any applicable withholding taxes) in respect of each option award equal to the difference between the fair market value of a share and the exercise price of such option award.

Death or Disability
Upon the NEO’s death, any unexercised option award to the extent exercisable on the date of the NEO’s death, may be exercised in whole or in part, at any time within one year after the NEO’s death by a beneficiary or an estate. If a NEO becomes disabled, any unexercised option award to the extent exercisable at the date of such termination of employment due to disability, may be exercised in whole or in part, at any time within one year after the date of termination.

Termination without Cause
If the Company’s terminates the NEO for any reason other than cause, death or disability, then any unexercised option award, to the extent exercisable at the date of such termination of employment, may be exercised, in whole or in part, at any time within three months after such termination of employment; provided, however, that if the NEO dies within the three-month period following such termination of employment, the option award may be exercised by the deceased NEO’s personal representative or by the person to whom the option award is transferred by will or the applicable laws of descent and distribution within 180 days of the NEO’s death, but in no event beyond the scheduled expiration of the option award.

Termination with Cause

Upon termination with cause, all unexercised awards terminate immediately.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Potential Payments upon Termination of Employment or a Change in Control Table
The information in the table below summarizes the compensation that would be paid under plans and contractual arrangements in effect at August 31, 2012 to each of the NEOs in the event of termination of such executive’s employment with the Company and/or change of control of the Company as of that date. The amounts assume that the listed officer left FactSet effective August 31, 2012 and that the price per share of FactSet common stock on that date was $92.27. The amounts are based upon the difference between $92.27 and the exercise price of the unvested award held by the NEO at August 31, 2012.

Name of Officer	Death or Disability	Termination Without Cause	Termination With Cause	Change in Control (1)
Philip A. Hadley	$-	$-	$-	$1,625,788
Peter G. Walsh	$-	$1,640,000	$820,000	$8,937,008
Michael D. Frankenfield	$-	$-	$-	$6,640,981
Maurizio Nicolelli	$-	$-	$-	$435,055
Kieran M. Kennedy	$-	$-	$-	$919,940

(1)
The Change in Control payout is applicable to (a) all option awards granted to Company employees which have not been exercised, which have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable and (b) all stock awards granted to Company employees which have not vested or for which restrictions have not yet lapsed shall immediately be fully vested.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information known to FactSet with respect to beneficial ownership of the Company’s common stock as of October 22, 2012 for (i) each director and nominee, (ii) each holder of 5.0% or greater of FactSet common stock, (iii) FactSet’s Principal Executive Officer, Principal Financial Officer and the three most highly compensated executive officers (other than the Principal Executive Officer and Principal Financial Officer) named in the table entitled “Summary Compensation Table” and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to FactSet’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of FactSet common stock beneficially owned. The number of shares beneficially owned by each person or group as of October 22, 2012 includes shares of FactSet common stock that such person or group had the right to acquire on or within 60 days after October 22, 2012, including, but not limited to, upon the exercise of options or the vesting of restricted stock awards.

For each beneficial owner and individual included in the tables below, percentage ownership of common stock is calculated by dividing the number of shares beneficially owned by the 44,259,635 shares of FactSet common stock outstanding at October 22, 2012. Any securities that were not outstanding but subject to options exercisable within 60 days after October 22, 2012 were deemed to be outstanding in determining the percentage owned by such person, but were not deemed to be outstanding in determining the percentage owned by any other person.

Principal Holders
The only persons known by the Company to be beneficial owners of more than 5% of FactSet’s common stock are the following:

Name and Address of	Number of Shares Beneficially	Percentage of
Beneficial Owner*	Owned at October 22, 2012	Common Stock
T. Rowe Price Associates, Inc.	4,127,600	9.3%
100 East Pratt Street
Baltimore, MD 21202

Baron Capital Group, Inc. (BAMCO)	3,713,472	8.4%
767 Fifth Avenue, 49th Floor
New York, NY 10153

The Vanguard Group, Inc.	2,246,846	5.1%
100 Vanguard Boulevard
Malvern, PA 19355

* Number of shares beneficially owned was obtained from filings made with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f) or 13(g) of the Exchange Act.

Directors and Executive Officers
The table below sets forth, as of October 22, 2012, information regarding the beneficial ownership of the Company’s common stock by (1) each Director and the named executive officers of the Company and (2) all Directors and Executive Officers of the Company as a group (13 persons).
	Number of Shares Beneficially	Percentage of
Name (1)	Owned at October 22, 2012 (2)	Common Stock
Charles J. Snyder (3)	2,285,157	5.2%
Philip A. Hadley (4)	1,055,105	2.4%
Peter G. Walsh (5)	224,338	**
Michael D. Frankenfield (6)	131,465	**
James J. McGonigle (7)	50,509	**
Walter F. Siebecker (8)	47,837	**
Joseph E. Laird, Jr. (9)	35,509	**
Scott A. Billeadeau (10)	29,509	**
Maurizio Nicolelli (11)	26,270	**
Kieran M. Kennedy (12)	17,182	**
Joseph R. Zimmel (13)	16,509	**
Michael F. DiChristina (14)	10,298	**
Robin A. Abrams	-	**
All Directors and Executive Officers as a group (13 persons)	3,929,688	8.9%

** Percentage of FactSet common stock is less than 1%.

(1)	The address for each of these beneficial owners is FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851.

(2)	Beneficial ownership includes shares that may be acquired upon exercise of options exercisable within 60 days of October 22, 2012.

(3)
Includes 31,009 shares of FactSet common stock issuable upon exercise of stock options that are exercisable within 60 days of October 22, 2012 and an additional 741,400 shares of Common Stock are held indirectly as follows: 236,400 shares in the 2011 Grantor Retained Annuity Trust and 505,000 shares in the 2012 Grantor Retained Annuity Trust.

(4)	Includes 198,721 shares of FactSet common stock issuable upon the exercise of stock options.

(5)	Includes 187,993 shares of FactSet common stock issuable upon the exercise of stock options.

(6)	Includes 82,582 shares of FactSet common stock issuable upon the exercise of stock options.

(7)	Includes 46,009 shares of FactSet common stock issuable upon the exercise of stock options.

(8)	Includes 22,009 shares of FactSet common stock issuable upon the exercise of stock options.

(9)	Includes 31,009 shares of FactSet common stock issuable upon the exercise of stock options.

(10)	Includes 26,509 shares of FactSet common stock issuable upon the exercise of stock options.

(11)	Includes 22,652 shares of FactSet common stock issuable upon the exercise of stock options.

(12)	Includes 2,933 shares of FactSet common stock issuable upon the exercise of stock options.

(13)	Includes 16,509 shares of FactSet common stock issuable upon the exercise of stock options.

(14)	Includes 10,298 shares of FactSet common stock issuable upon the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than 10% of FactSet’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide FactSet with copies of all Section 16(a) forms that they file. Based solely upon a review of Securities and Exchange Commission Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during fiscal 2012 with respect to transactions in the Company’s stock with the following exceptions. Four Form 5s were filed on September 28, 2012 on behalf of four named executive officers, reflecting the purchase of FactSet common stock through the Company’s Employee Stock Purchase Plan for an aggregate number of 815 shares. All of these reports were filed within 45 days subsequent to the end of fiscal 2012 in order to aggregate the quarterly stock purchases onto one Form 5 filing for each named executive officer.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes as of August 31, 2012, the number of outstanding equity awards granted to employees and non-employee directors, as well as the number of equity awards remaining available for future issuance, under FactSet’s equity compensation plans:

(In thousands, except per share data)
Plan category	(a) Number of securities to be issued upon exercise of outstanding options and restricted stock vesting		(b) Weighted-average exercise price of outstanding options		(c) Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	6,466	(1)	$64.76	(2)	4,661	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	6,466	(1)	$64.76	(2)	4,661	(3)

(1) Includes shares of FactSet common stock subject to outstanding restricted stock that will entitle each holder to the issuance of one share of common stock as they vest.

(2) Calculated without taking into account shares of FactSet common stock subject to outstanding restricted stock that will become issuable as they vest, without any cash consideration or other payment required for such shares.

(3) Includes 195,051 shares available for future issuance under the FactSet Research Systems Inc. 2008 Employee Stock Purchase Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is FactSet’s preference to avoid related party transactions. FactSet’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including Securities and Exchange Commission, New York Stock Exchange and NASDAQ rules. For purposes of this section, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K. Under these rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The Company monitors any transaction or series of transactions in which the Company is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. The Audit Committee would determine whether the related person has a material interest in a transaction and would approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In accordance with listing requirements, the Company does not have relationships with any directors in which the director is compensated in excess of $120,000, excluding fees for board service. In fiscal 2012, there were no related-person transactions under the relevant standards.

In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to FactSet’s Code of Business Conduct and Ethics. Under the Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. FactSet’s Corporate Governance Principles require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Principles, the Board will determine an appropriate resolution on a case-by-case basis. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests. All related party transactions shall be disclosed in FactSet’s applicable filings with the Securities and Exchange Commission as required under the applicable rules.

OTHER MATTERS
Proposals of Stockholders
Proposals of stockholders intended to be presented at the 2013 Annual Meeting of Stockholders must be received by FactSet, attention of Ms. Rachel R. Stern, the Company’s Secretary, at its principal executive offices, no later than August 1, 2013, or such other date as determined with reference to the Company’s By-laws, as amended, as applicable, to be included in the 2013 Proxy Statement.

Delivery of Documents to Stockholders Sharing an Address
If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company’s Investor Relations Department at 1-203-810-1000 or by submitting a written request to Ms. Rachel R. Stern, Secretary, 601 Merritt 7, Norwalk, Connecticut 06851. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business
The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any other business, which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Rachel R. Stern
Senior Vice President, General Counsel and Secretary
Norwalk, Connecticut
October 30, 2012

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

FACTSET RESEARCH SYSTEMS INC.

INTERNET
http://www.proxyvoting.com/fds
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 31844   Fulfillment# 31845

▼ FOLD AND DETACH HERE ▼

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE THREE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3.

Please mark your votes as indicated in this example ☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. TO ELECT THREE (3) MEMBERS TO THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC., EACH FOR A THREE-YEAR TERM.	☐	☐	☐

Nominees:
01 Scott A. Billeadeau
02 Philip A. Hadley
03 Joseph R. Zimmel

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________

Mark Here for Address Change or Comments SEE REVERSE ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian. Please give full title as such.

Signature ______________________ Signature ______________________ Date ____________

FactSet Research Systems Inc.

Choose **MLink**SM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at http://www.cpushareownerservices.com/ where step-by-step instructions will prompt you through enrollment.

▼ FOLD AND DETACH HERE ▼

FACTSET RESEARCH SYSTEMS INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

DECEMBER 18, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.

You hereby appoint the Secretary of FactSet Research Systems Inc. with full power of substitution, as your attorneys and proxies to vote the shares of Common Stock of FactSet Research Systems Inc., which you are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 601 Merritt 7, Norwalk, Connecticut 06851, on December 18, 2012, at 3:00 p.m. Eastern Standard time and at any adjournments and postponements of the Annual Meeting, with all the power you would possess if personally present, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner you direct in this proxy. If you make no direction, this proxy will be voted FOR the election of the three nominees listed in proposal 1 and FOR proposals 2 and 3. You authorize the proxy holders, in their discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

WO# 31844

Fulfillment# 31845